UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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Coeur Mining, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 South Michigan Avenue

Suite 900

Chicago, Illinois 60603

Dear Stockholder:

2014 was a challenging year for the precious metals sector and for Coeur stockholders. Many global economic factors negatively impacted silver and gold prices, which led to a significant decline in the price of Coeur’s shares.

In last year’s proxy statement, we noted that our focus in 2014 would be to leverage the investment made in our organization to further achieve and sustain operating excellence, identify cost and process efficiencies, and to maximize margins to enhance the quality of our portfolio.

During 2014, as we said we would, we reduced costs, improved efficiencies and repositioned our existing mines to be able to generate strong cash flow in the coming years. Late in 2014 and early in 2015, we announced two important acquisitions to further bolster our portfolio of silver and gold mines. We look forward to executing our strategy and to delivering strong results for our stockholders.

We proactively embarked on this overhaul beginning in 2012, which we continue to implement, and we believe your company now has a strong foundation and a solid strategy in place.

At this year’s Annual Meeting of Stockholders, the Board of Directors recommends you vote promptly on the following proposals to move Coeur forward:

•	Elect our Board;

•	Authorize an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares;

•	Approve the adoption of the Coeur Mining, Inc. 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan;

•	Vote on an advisory resolution to approve executive compensation;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

•	Transact such other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

We hope you will attend this year’s Annual Meeting of Stockholders, to be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603 at 9:30 a.m., local time, on May 12, 2015.

Only stockholders of record at the close of business on March 16, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

Respectfully,

MITCHELL J. KREBS,

President, Chief Executive Officer and Director

Chicago, Illinois

March 31, 2015

COEUR MINING, INC.

104 South Michigan Avenue

Suite 900

Chicago, Illinois 60603

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that our Annual Meeting of Stockholders will be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603, on Tuesday, May 12, 2015, at 9:30 a.m., local time, for the following purposes:

1. To elect as directors the eight nominees named in the Proxy Statement to serve for the ensuing year and until their respective successors are duly elected and qualified;

2. To authorize an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares;

3. To approve the adoption of the 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan;

4. To vote on an advisory resolution to approve executive compensation;

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

6. To transact such other business as properly may come before the Annual Meeting.

The director nominees to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

Only stockholders of record at the close of business on March 16, 2015, the record date fixed by the Board, are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2015. OUR PROXY STATEMENT IS ATTACHED. FINANCIAL AND OTHER INFORMATION CONCERNING COEUR MINING, INC. IS CONTAINED IN OUR 2014 ANNUAL REPORT TO STOCKHOLDERS. YOU MAY ACCESS THIS PROXY STATEMENT AND OUR 2014 ANNUAL REPORT TO STOCKHOLDERS AT www.edocumentview.com/cde.

Please vote and submit your proxy to ensure the presence of a quorum, even if you cannot attend the Annual Meeting of Stockholders.

Stockholders of record may vote:

1. By Internet: go to www.envisionreports.com/cde;

2. By toll-free telephone: call 1-800-652-8683; or

3. By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial (“Street Name”) Stockholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

CASEY M. NAULT
Senior Vice President, General Counsel and Secretary

Chicago, Illinois

March 31, 2015

i

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Chicago time, on Tuesday, May 12, 2015

Place:	104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603

Record Date:	March 16, 2015

Voting:	Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Entry:	You are entitled to attend the Annual Meeting only if you were a Coeur stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.

You should be prepared to present valid photo identification for admittance. If you do not provide photo identification, you will not be admitted to the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Voting Matters

Proposal		Coeur Board Voting Recommendation	Page Reference (for more detail)
(1)	Election of eight directors	FOR each nominee	7
(2)	Authorize an amendment to certificate of incorporation to increase authorized shares of common stock	FOR	12
(3)	Approve the adoption of the 2015 Long-Term Incentive Plan	FOR	14
(4)	Vote on an advisory resolution to approve executive compensation	FOR	24
(5)	Ratification of the appointment of KPMG LLP as Coeur’s independent registered public accounting firm for fiscal 2015	FOR	26

2014 Performance and Compensation Summary

•	The price of Coeur’s shares declined during 2014, primarily due to weak silver and gold prices.

•	We demonstrated the ability to execute our strategic plan during 2014. Although our 2014 objectives were largely achieved, many of our initiatives require more than one year to be fully implemented.

•

We anticipate that, with continued execution of our plan and initiatives, we will see further reductions in costs, higher operating margins, and strong cash flow from our portfolio of silver and gold mines.

•	As the benefits of our strategy are realized, we believe Coeur’s stock price will increase in value.

2014 and Early 2015 Achievements
2014 production of 32.2 million AgEq* ounces, at high-end of guidance
Achieved significant cost savings YOY, including a 26% reduction in G&A, 36% lower capital expenditures, 10% decline in exploration spending, and costs applicable to sales 8% below initial 2014 guidance.
2014 Rochester production increased 50% and 45% for silver and gold, respectively, and costs per ton processed declined 31% from the prior year
New stream agreement with Franco-Nevada expected to significantly improve Palmarejo’s cash flow when current agreement ends
Underground mining rates at Palmarejo’s Guadalupe deposit continue to increase, averaging ~500 ore tons per day YTD in 2015 and are expected to reach 1,500 ore tons per day by 3Q
Significant mining cost reductions at Kensington during 2H 2014 as a result of strong throughput and robust grade; Kensington production and cost performance expected to continue in 2015
Announced acquisition of Paramount Gold and Silver; commenced tunnel to Independencia / Don Ese and expect to reach Don Ese by year-end assuming transaction closes
Wharf acquisition closed February 20, 2015, six weeks earlier than expected

*	For purposes of silver equivalence, a 60:1 silver to gold ratio is used.

Executive Compensation Highlights
☑	Annual Incentive Plan targets and awards align with Company long-term strategic initiatives which are designed to create long-term stockholder value
☑	Zero payout for 2012-2014 performance shares given total stockholder return (TSR) was lower than defined peer group
☑	CEO realizable pay for the three-year period ended December 31, 2014 was 45% lower than grant date value (equity compensation value declined 78% compared to grant date value) given annualized TSR was negative 44% for the same period. Demonstrates Company’s pay-for-performance philosophy. See “Realizable Pay for CEO: 2012-2014” on page 44.
☑	80% of 2014 CEO total direct compensation was variable
☑	60% of executive equity awarded as performance shares tied to TSR performance relative to peer group and to metrics aligned with strategy to create long-term stockholder value
☑	Salaries generally at or below peer group
☑	Double-trigger change-in-control benefits

Corporate Governance Highlights
☑	Independent Board chairman
☑	Three new independent directors elected to the Board in 2013
☑	All directors independent other than CEO
☑	Annual election of all directors
☑	Majority voting in uncontested director elections
☑	No related person transactions with directors or executive officers
☑	Clawback policy applies to executive incentive awards
☑	No hedging or pledging company stock by directors and officers
☑	20% threshold for stockholders to call special meetings
☑	Stock ownership guidelines for directors and executive officers
☑	No excessive executive perquisites

Near-Term Items to Watch
☑	Higher-grade, higher-margin mine plan for Kensington following recent high-grade discoveries
☑	Reserve and mineralized material estimate for newly acquired Wharf mine
☑	Declining costs, higher production and planned expansion at Rochester
☑	Ramp up of production at Palmarejo’s Guadalupe deposit and transition to a higher-grade, underground-only operation
☑	Closing acquisition of Paramount in 2Q 2015
☑	Further cost reductions and improved operating efficiency
☑	Continued cash conservation while maintaining low net debt

2014 Stockholder Engagement
☑	In 2014, we proactively engaged with our largest stockholders to discuss corporate governance and executive compensation matters. We intend to continue this proactive engagement in 2015.
☑	In 2014, we also conducted activities and events such as investor conferences and Coeur Investor Days in New York and Toronto, which featured presentations about our operating and financial performance, updates on key initiatives and our strategy, and gave us the opportunity to engage with our stockholders and other stakeholders in person.
☑	In total, management conducted 23 presentations, held 125 one-on-one meetings with investors and hosted 5 conference calls allowing for questions and answers from investors and analysts in 2014.

Director Nominees

The following table provides summary information about each director nominee.

				Membership on Standing Committees
Name	Age	Director Since	Independent	AC	CC	NCGC	EHSSR	EC
Robert E. Mellor (Chairman)	71	1998	YES		✓	C		C
Linda L. Adamany	63	2013	YES	C			✓
Kevin S. Crutchfield	54	2013	YES		✓		✓
Sebastian Edwards	61	2007	YES		✓		✓
Randolph E. Gress	59	2013	YES	✓		✓
Mitchell J. Krebs	43	2011	NO					✓
John H. Robinson	64	1998	YES	✓	C	✓		✓
J. Kenneth Thompson	63	2002	YES	✓		✓	C	✓

AC	Audit Committee
C	Committee Chairperson
CC	Compensation Committee
EC	Executive Committee
EHSSR	Environmental, Health, Safety and Social Responsibility Committee
NCGC	Nominating and Corporate Governance Committee

Each director nominee serves as a current director and attended at least 87% of all meetings of the board of directors and each committee on which she or he sat during 2014.

COEUR MINING, INC.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2015

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of stockholders for shares to be voted at the Annual Meeting of Stockholders to be held at 104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603, on Tuesday, May 12, 2015, at 9:30 a.m., and any and all adjournments or postponements thereof. This proxy statement and the accompanying proxy are first being made available to our stockholders on or about March 31, 2015.

Important Notice Regarding the Internet Availability of Proxy Materials — Our Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/cde.

Stockholders entitled to vote

All stockholders of record as of the close of business on March 16, 2015 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each stockholder is entitled to one vote for each share held of record on that date. As of the close of business on March 16, 2015, a total of 103,338,910 shares of our common stock were outstanding.

Shares represented by a signed proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote as recommended by the Board of Directors:

•	FOR the election as directors of the eight nominees listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the amendment to Coeur’s certificate of incorporation to increase the number of authorized shares of common stock;

•	FOR the adoption of the 2015 Long-Term Incentive Plan;

•	FOR the advisory resolution to approve executive compensation;

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2015; and

•	in their discretion with respect to such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

Voting your shares

If you received a paper copy of the proxy materials by mail and wish to vote your proxy by mail, mark your vote on the enclosed proxy card and then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions set forth on the Notice of Annual Meeting of Stockholders included with this proxy statement or the Notice of Internet Availability of Proxy Materials mailed to our stockholders on or about March 31, 2015.

Revoking or changing your proxy

Stockholders of record may revoke their proxies or change voting instructions by: (1) voting in person at the Annual Meeting, or (2) submitting a later-dated vote at any time before the polls close by the Internet, telephone or mail, or by delivering instructions to our Corporate Secretary. If you hold your shares in street name (that is, through a broker, bank, or other nominee), you should contact that nominee if you wish to revoke or change previous voting instructions.

No dissenters’ rights

Pursuant to applicable Delaware law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Votes required to approve the proposals:

Proposal	Required Vote
Election of directors	Majority of votes cast for the nominees

Amendment to certificate of incorporation to increase the number of authorized shares of common stock	Majority of outstanding stock entitled to vote

Adoption of the 2015 Long-Term Incentive Plan	Majority of votes cast for the action

Approval of advisory resolution on executive compensation	Non-binding advisory vote - majority of votes cast for the action

Ratification of independent auditors for 2015	Majority of votes cast for the action

Tabulation

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting.

Quorum, Broker Non-Votes and Abstentions

A majority of the voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. With respect to Proposals No. 1, 2, 4 and 5, the inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Thus, abstentions and broker non-votes will have no impact on the outcome of the vote for these proposals. By contrast, with respect to Proposal No. 3, abstentions will be treated as votes against the proposal in accordance with New York Stock Exchange rules. A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.

Under the rules of the New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal No. 1), the vote to approve the adoption of the 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan commencing in 2015 (Proposal No. 3), and the advisory resolution to approve executive compensation (Proposal No. 4), which are considered non-routine matters. The vote to authorize an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 150 million to 300 million shares (Proposal No. 2) and the ratification of the appointment of the independent registered public accounting firm (Proposal No. 5) are considered routine matters.

Solicitation costs

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail without special compensation. We have retained Morrow & Co. LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow & Co. LLC’s fee will be $8,000, plus out-of-pocket expenses.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Director and Nominee Experience and Qualifications

Our Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria summarized below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

As set forth in our Corporate Governance Guidelines, the membership criteria include items relating to ethics, integrity and values, sound business judgment, strength of character, mature judgment, professional experience, industry knowledge, and diversity of viewpoints all in the context of an assessment of the perceived needs of the Board at that point in time. The Board, as a whole, should possess a variety of skills, occupational and personal backgrounds, experiences and perspectives necessary to oversee Coeur’s business. In addition, Board members generally should have relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects and associated risks of a large, complex organization like Coeur.

In evaluating director candidates and considering incumbent directors for renomination, the Board and the Nominating and Corporate Governance Committee have not formulated any specific minimum qualifications, but rather consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of Coeur. For incumbent directors, the factors also include past performance and term of service on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

Skill/Experience	Relevance

Leadership experience	Directors with experience in significant leadership positions possess strong abilities to motivate and manage others and identify and develop leadership qualities in others.

Knowledge of our industry	Particularly as it relates to mining of silver and gold, provides better understanding of our business and strategy.

Operations experience	Gives directors a practical understanding of developing, implementing and assessing our business strategy, operating plan and risk profile.

Legal/ compliance experience	Facilitates assistance with the Board’s oversight of our legal and compliance matters.

Financial/accounting experience	Specifically, knowledge of finance and financial reporting processes provides greater understanding in evaluating our capital structure and financial statements.

Government/regulatory experience	We operate in a heavily regulated industry that is directly affected by governmental actions.

Strategic planning experience	Facilitates review of our strategies and monitoring their implementation and results.

Talent management experience	Valuable in helping us attract, motivate and retain top talent at Coeur.

International experience	Relevant given our global presence, particularly in Latin America.

Public company board service	Directors who have experience serving on other public company boards generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management.

Board Composition and Refreshment

The Board seeks to identify and retain directors with deep knowledge and experience in the mining and natural resources sectors while also including an appropriate number of directors with perspectives from other industries and experience. The mining sector, particularly precious metals mining, is cyclical, and stockholders and management benefit from the perspectives and experience of directors who have lead firms through several full business cycles. For instance, four of our seven independent directors have significant outside experience in the natural resources sector while others, such as our Chairman, bring significant business, risk management and financial experience.

Directors who have served on the Board for an extended period of time also provide important insight based on industry experience and a deep understanding of our long-term plans and strategic objectives. The Board believes that maintaining a balance between longer-serving directors with significant Coeur institutional knowledge and newer directors with complementary skills and expertise allows for natural turnover and an appropriate pace of Board refreshment. In 2013, four longstanding directors resigned or declined to seek re-election and three new independent directors — Messrs. Crutchfield and Gress and Ms. Adamany — were elected with Ms. Adamany also becoming Chair of the Audit Committee. If all of the nominees are elected to the Board, the average tenure of the directors will be approximately eight years.

Director Nomination Process

The Nominating and Corporate Governance Committee reviews and makes recommendations regarding the composition and size of the Board. The Nominating and Corporate Governance Committee is also responsible for developing and recommending Board membership criteria to the Board for approval. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when assessing the composition of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time.

Majority Vote Standard for the Election of Directors

According to our Bylaws, in an uncontested election, each director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director.

If a nominee for director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board that the Director must tender his or her resignation. The Nominating and Corporate Governance Committee will then make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken, taking into account all of the relevant facts and circumstances. The director who has tendered his or her resignation will not take part in the proceedings. For additional information, our Corporate Governance Guidelines are available on our website at www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them.

Nominees

The eight persons named below have been nominated to be elected as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. All of the nominees were elected to the Board at the 2014 Annual Meeting. Proxies will be voted at the Annual Meeting, unless marked AGAINST, FOR the election of the eight persons named below. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size.

Nominee	Age	Director Since
Robert E. Mellor	71	1998
Chairman of the Board of Coeur Mining, Inc. since July 2011. Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of The Ryland Group, Inc. (national residential home builder) since 1999, lead director and member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) from 2002 to 2007 and re-appointed in 2010, and member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) since 2010. Mr. Mellor holds a Bachelor of Arts degree in Economics from Westminister College (Missouri) and a Juris Doctor from Southern Methodist University School of Law. As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations and strategic planning experience. Building Materials Holding Corporation filed a voluntary petition under the federal bankruptcy code in 2009 and emerged in 2010. Mr. Mellor also brings to the Board public company board experience through his service on the boards of The Ryland Group, Inc., Monro Muffler/Brake, Inc. and Stock Building Supply Holdings, Inc.

Linda L. Adamany	63	2013
Non-executive director of Amec Foster Wheeler plc and its predecessor, AMEC plc (engineering, project management and consultancy company), since October 2012; member of the board of directors of Leucadia National Corporation since 2014 (diversified holding company engaged in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, energy projects, asset management and real estate) since March 2014; member of the board of directors of National Grid plc (electricity and gas generation, transmission and distribution company) from November 2006 to November 2012. Ms. Adamany served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s $45 billion Refining & Marketing business segment. Ms. Adamany also served BP plc as Executive Assistant to the Group Chief Executive from October 2002 to March 2005 and Chief Executive, BP Shipping from October 1999 to September 2002. Ms. Adamany is a CPA and holds a Bachelor of Science in Business Administration with a major in Accounting, awarded Magna cum Laude, from John Carroll University. With her over 35 years’ experience in global industries, including as an executive and a director, Ms. Adamany brings to the Board leadership, financial and accounting expertise, familiarity with both business line and functional support areas and experience in public company board leadership.

Kevin S. Crutchfield	54	2013
Kevin S. Crutchfield is the Chairman (since May 2012) and Chief Executive Officer (since July 2009) of Alpha Natural Resources, Inc. (coal production). He has been with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President from November 2004 to January 2007, President from January 2007 to July 2009, Director since November 2007, Chief Executive Officer and most recently the additional responsibility of Chairman. Mr. Crutchfield is an over 25-year coal industry veteran with technical, operating and executive management experience. Mr. Crutchfield is currently the Vice Chairman of the National Mining Association and the Chairman of the American Coalition for Clean Coal Electricity. Prior to joining Alpha, he was President of Coastal Coal Co., LLC and Vice President of El Paso Corp. From 2000 to 2001, he served as President and CEO of AMVEST Minerals Corp. and President of the parent company, AMVEST Corp. Earlier in his career, he held senior management positions at Pittston Coal Co. and Cyprus Amax Coal Co, including a period in Australia as Chairman of Cyprus Australia Coal Corporation. Mr. Crutchfield also served on the board of directors at King

Nominee	Age	Director Since
Pharmaceuticals, Inc. from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer; and on the board of directors of Rice Energy, Inc. from January 2014 to November 2014, as a designated representative of Alpha Natural Resources, Inc. during the time period when Alpha Natural Resources, Inc. was entitled to board representation at Rice. Mr. Crutchfield brings to the board his experience in corporate leadership, financial and operational management, government and regulatory oversight, health and safety management, and industry expertise through his various executive roles in global natural resource businesses, in addition to experience in public company board leadership.

Sebastian Edwards	61	2007
Henry Ford II Professor of International Business Economics at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present; published twelve books, including two best-selling novels, and over 200 scholarly articles; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank from 1993 to 1996. Mr. Edwards has been an advisor to numerous governments, financial institutions, and multinational companies and is a frequent commentator on economic matters in national and international media outlets and publications. Mr. Edwards was educated at the Universidad Católica de Chile where he became a Licenciado en Economía and earned an Ingeniero Comercial degree. He received an MA and PhD in economics from the University of Chicago. As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economics and financial experience.

Randolph E. Gress	59	2013
Randolph E. Gress is the Chairman (since November 2006), President, Chief Executive Officer and Director (since August 2004) of Innophos, Inc. (specialty phosphates sales and manufacturing). He has been with Innophos, Inc. since its formation in 2004, when Bain Capital purchased Rhodia SA’s North American Specialty Phosphate Business. Prior to his time at Innophos, Inc., Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions. Mr. Gress began his career at the Ford Motor Company in 1977. Mr. Gress earned a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School. He is a seasoned industrial CEO with a wide range of international and M&A experience. Mr. Gress brings to the board over 35 years of experience in manufacturing industries most of which has been in chemicals. He provides a unique background of corporate leadership, having guided his company through a spin off to private equity ownership and subsequent IPO and more recently achieving growth through acquisitions and geographic expansion.

Mitchell J. Krebs	43	2011
President, Chief Executive Officer and member of the Board since July 2011; Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University. Mr. Krebs is a member of the Board of Directors as well as the Executive Committee, the Audit and Finance Committee and the Nominating and

Nominee	Age	Director Since
Governance Committee of the Board of Directors of the National Mining Association and is the Vice President and a member of the Executive Committee of The Silver Institute. As our President and Chief Executive Officer, Mr. Krebs brings to the Board his leadership, industry, financial markets, merger and acquisition, and strategic planning experience, as well as his in-depth knowledge of Coeur through the high level management positions he has held over the years.

John H. Robinson	64	1998
Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002; Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch in 1973 and was general partner and managing partner prior to becoming Vice Chairman. Member of the board of directors of Alliance Resource Management GP, LLC (coal mining); Federal Home Loan Bank of Des Moines (financial services) and Olsson Associates (engineering consulting). Mr. Robinson holds a Master of Science degree in Engineering from the University of Kansas and is a graduate of the Owner-President-Management Program at the Harvard Business School. As a senior corporate executive in the engineering and consulting industries, Mr. Robinson brings to the Board leadership, talent management, strategic planning, operations, and financial experience. Mr. Robinson also brings to the Board public company board experience.

J. Kenneth Thompson	63	2002
President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000; President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage from June 1994 to January 1998. Member of the board of directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air. Mr. Thompson is also a member of the board of directors of Tetra Tech, Inc. (engineering consulting firm) and Pioneer Natural Resources (large independent oil and gas company). Mr. Thompson holds a Bachelor of Science degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology. Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, talent management, engineering, operations, strategic planning and industry experience. Mr. Thompson also has government and regulatory experience through his work in other highly regulated industries such as the oil and gas, energy and airline industries and possesses public company board experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION

OF THE ABOVE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has unanimously approved and recommends to our stockholders this proposal to amend our Certificate of Incorporation to increase the authorized number of shares of our common stock from 150,000,000 to 300,000,000 shares.

Proposed Amendment Increasing the Number of Shares of Authorized Common Stock

We propose to implement this increase through amendments to Section 4.1 of Article IV of our Certificate of Incorporation, which is set forth in Appendix A. Including the 10,000,000 authorized shares designated as preferred stock, which will remain unchanged, this amendment would increase the total authorized shares of Coeur’s stock from 160,000,000 to 310,000,000 shares.

This proposed amendment also includes deleting the last sentence of Section 4.1, which was added to our Certificate of Incorporation in 2013 in connection with our reincorporation from the State of Idaho to the State of Delaware. This sentence is no longer necessary since our reincorporation occurred on May 16, 2013.

Reasons for Increasing the Number of Shares of Authorized Common Stock

As of March 16, 2015, after taking into account:

•	shares of common stock issued and outstanding, plus

•	shares of common stock reserved for issuance under our equity incentive plans, plus

•	shares of common stock reserved for issuance pursuant to outstanding warrants, plus

•	shares of common stock anticipated to be issued in connection with the pending acquisition of Paramount Gold and Silver Corp,

only approximately 9,872,111 shares of our common stock remain unissued and unreserved.

The Board believes that the availability of additional authorized shares of common stock is needed to provide us with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable, including but not limited to, using common stock as consideration for acquisitions, mergers, business combinations or other corporate transactions, raising equity capital, adopting additional employee benefit plans or reserving shares for issuance under such plans (including the 2015 LTIP described in this proxy statement), and implementing stock splits or stock dividends. Over the past several years, we have used authorized shares of common stock to pursue important acquisitions and other business opportunities. For example, we are obligated to issue shares in connection with our pending acquisition of Paramount Gold and Silver Corp. and issued shares in connection with our prior acquisitions of Orko Silver Corporation and Global Royalty Corporation in 2013 and the buyout of our joint venture partner for the Joaquin property in 2012. Unless our stockholders approve the proposed amendment to the Certificate of Incorporation, we may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

Having additional authorized common stock available for future use will allow us to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders. Except as described in “Proposal No. 3 — Adoption of the 2015 Long-Term Incentive Plan — New Plan Benefits”, the Board has not authorized Coeur to take any action with respect to the shares that would be authorized under this proposed amendment, and we currently do not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by this proposed amendment.

Effect of Increasing the Number of Shares of Authorized Common Stock

The proposed increase in the number of authorized shares of our common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of Coeur’s common stock. However, the issuance of additional shares of common stock authorized by this amendment to the Certificate of Incorporation may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of our common stock, none of whom have preemptive rights under the Certificate of Incorporation to subscribe for additional securities that we may issue.

The proposed amendment has been prompted by business and financial considerations. The Board currently is not aware of any attempt by a third-party to accumulate shares of common stock or take control of Coeur by means of a merger, tender offer or solicitation in opposition to management or the Board. Moreover, we currently have no plans to issue newly authorized shares of common stock to discourage third parties from attempting to take over Coeur. However, the proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of Coeur by providing Coeur the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of Coeur. Thus, while we currently have no intent to use the additional unissued authorized shares as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts.

Once the proposed amendment is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized shares of common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of Coeur, nor will it change the par value of the common stock. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that we are authorized to issue.

The general description of the proposed amendment set forth above is qualified in its entirety by reference to the amendment, which is attached as Appendix A.

Effectiveness and Required Vote

If the proposed amendment is adopted, it will become effective upon filing of the Certificate Amendment to our Certificate of Incorporation with the Secretary of State for the State of Delaware. However, even if our stockholders approve the proposed amendment to our Certificate of Incorporation, the Board retains the discretion under Delaware law not to implement the proposed amendment.

The affirmative vote of the holders of a majority of our outstanding stock entitled to vote on this proposal is necessary to approve this amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150 MILLION TO 300 MILLION.

PROPOSAL NO. 3

ADOPTION OF THE 2015 LONG-TERM INCENTIVE PLAN

On March 2, 2015, our Board adopted the Coeur Mining, Inc. 2015 Long-Term Incentive Plan (the “2015 LTIP”) and recommended submitting the 2015 LTIP to stockholders for approval. As of December 31, 2014, there were 1,431,419 shares available for issue under our 2003 Long-Term Incentive Plan (the “2003 LTIP”), and we anticipate that our equity-based compensation needs will soon exceed the remaining shares available. Adoption of the 2015 LTIP is necessary to increase the available share pool and allow us to be able to continue delivering a majority of total direct compensation to executives in the form of equity incentives directly aligned with stockholders. The 2015 LTIP is an amendment and restatement of our 2003 LTIP, and its adoption by the Board is contingent upon approval by stockholders at the Annual Meeting. The Board believes our interests are best advanced by providing equity-based incentives to certain individuals responsible for our long-term success by encouraging such persons to remain in the service of Coeur and to align the financial objectives of such individuals with those of our stockholders.

We currently administer our equity-based compensation programs under the 2003 LTIP. We also have equity awards outstanding under the Coeur d’Alene Mines Corporation 2005 Non-employee Directors’ Equity Incentive Plan (the “Prior Plan” and together with the 2003 LTIP, the “Existing Plans”). As of December 31, 2014, 1,431,419 shares remained available for issuance under the 2003 LTIP (no new awards may currently be granted under the Prior Plan).

The 2015 LTIP, if approved, will provide for the issuance of up to 8,431,419 shares pursuant to awards granted on or after December 31, 2014, which as of the record date represents approximately 8.2% of Coeur’s outstanding common stock and represents an increase of 7,000,000 shares from the number of shares available for issuance pursuant to new awards under the 2003 LTIP as of December 31, 2014.

Key Changes from the 2003 LTIP

•	Increase in Share Pool. As described above, if approved, the 2015 LTIP will increase the number of shares available for new awards by 7,000,000 shares.

•

Individual Award Limits for Employees. Under the 2015 LTIP, the aggregate number of shares that may be subject to share-based awards granted during any calendar year to any one employee is increased to 1,250,000, regardless of the type of award. The maximum cash amount payable pursuant to an incentive opportunity granted in any calendar year to any one employee under the 2015 LTIP is increased to $10,000,000, though an award at this level would, absent extraordinary circumstances, be unlikely under our current compensation structure, and LTIP awards will continue to be driven by stated market targets and our pay-for-performance philosophy. If the 2015 LTIP is approved by stockholders, these new individual award limits will apply to both awards granted after such approval and to awards outstanding as of the date of such approval.

•

Individual Award Limit for Directors. Under the 2015 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to any one non-employee director cannot exceed that number of shares having a fair market value on the date of grant equal to $300,000; provided, however, that this limit will be increased to $600,000 for any non-employee director that is designated as Chairman of the Board or Lead Director.

•	Other. In addition to the above, the 2015 LTIP makes certain ministerial changes to the provisions of the 2003 LTIP.

Other Key Features of the 2015 LTIP

•

Fungible Share Counting Formula. Shares issued pursuant to stock options and stock appreciation rights will count against the number of shares available for issuance under the 2015 LTIP on a one-for-one basis, whereas each share issued pursuant to all other awards will count against the number of shares available for issuance under the 2015 LTIP as 1.5 shares.

•

Limitation on Share Recycling. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, shares subject to stock appreciation rights not issued upon net settlement of such awards, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the 2015 LTIP.

•

No Automatic Single-Trigger Vesting Acceleration. The 2015 LTIP does not provide for automatic acceleration of the vesting of outstanding awards upon the occurrence of a change in control or other corporate transactions so long as such awards are assumed and continued in connection with such transaction. The 2015 LTIP does provide for double-trigger vesting acceleration in the event of a termination of employment without cause within two years following the occurrence of a change in control.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2015 LTIP must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting Coeur, the 2015 LTIP prohibits any repricing of stock options or SARs without stockholder approval.

•

No Reload Stock Options. Stock options under the 2015 LTIP will not be granted in consideration for and will not be conditioned upon the delivery of shares to Coeur in payment of the exercise price or tax withholding obligation under any other stock option.

•

Performance Awards. Under the 2015 LTIP, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code as well as other performance-based awards.

•	Independent Committee. The 2015 LTIP will be administered by our Compensation Committee, which is composed entirely of independent directors.

Why You Should Vote for the 2015 LTIP

The Board recommends that our stockholders approve the 2015 LTIP because it believes appropriate equity incentives are important to attract and retain the best employees and non-employee directors, to link incentive reward to company performance, to encourage employee and director ownership in Coeur, and to align the interests of participants with those of our stockholders. The approval of the 2015 LTIP will enable us to continue to provide such incentives; without approval we may be faced with the challenge of attracting and retaining the best talent needed to achieve our future business objectives. If the plan is not approved, we may need to increase our use of cash compensation, which may negatively impact our liquidity and desired alignment with stockholder interests that the 2015 LTIP has been designed to achieve.

Company Considerations

When approving the 2015 LTIP, the Board and the Compensation Committee considered various factors:

1.	Potential Dilution

2.	Burn Rate

3.	Overhang

4.	Historical Grant Practices

The sections below explain these four considerations:

Potential Dilution.    Coeur measures annual dilution as the total number of shares subject to equity awards granted less cancelations and other shares returned to the reserve, divided by total common shares outstanding at the end of the year. Our total annual dilution under our existing equity incentive plans for 2014 was 2.0% and our three-year average annual dilution for the three most recently completed years was 1.3%.

Burn Rate.    We actively manage our long-term dilution by reviewing our burn rate at least annually. Burn rate is another measure of dilution that shows how rapidly a company is depleting its share reserve for equity compensation plans. Burn rate differs from annual dilution, because it does not take into account cancellations and other shares returned to the reserve. Please see the table below for our historic burn rate under the 2003 LTIP:

Time Period	Options Granted	Full-Value Shares Granted	Total Granted = Options+ Full-Value Shares	Weighted Average Number of CSO(a)	Burn Rate
2014	415,172	1,054,295	1,469,467	103,384,408	1.4%
2013	190,452	747,240	937,692	102,843,003	0.9%
2012	151,102	375,604	526,706	90,342,338	0.6%

(a)	“CSO” means “current shares outstanding”.

The three-year average burn rate (calculated from 2012 to 2014) is 1.0%.

Overhang.    An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding but not exercised or settled, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). Our overhang as of December 31, 2014 was 3.3%. If the 2015 LTIP is approved, our overhang as of that date would increase to 10.1%.

Historical Grant Practices.    In 2012, 2013 and 2014, Coeur made equity award grants under the Existing Plans totaling approximately 526,706 shares, 937,692 shares and 1,469,467 shares, respectively. We estimate, based on historical grant dates, that the availability of 8,431,419 shares under the 2015 LTIP for awards granted after December 31, 2014 would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for two to three years. In approving the share pool under the 2015 LTIP, the Compensation Committee determined that reserving shares sufficient for two to three years of new awards at historical grant rates is in line with the practice of our peer public companies.

The following are the factors that were material to the evaluation of the Board and Compensation Committee, in determining acceptable levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with our equity award practices, and the influence of stockholder advisory firms like Institutional Stockholder Services (“ISS”). Our equity programs are revisited at least annually and assessed against these (and other) measures.

Key Data

The following table includes information regarding all of our outstanding equity awards and shares available for future awards under our equity plans and equity award agreements as of December 31, 2014:

Outstanding stock options	598,346
Outstanding restricted stock awards	901,999
Outstanding performance shares*	516,830
Total shares subject to outstanding awards as of December 31, 2014*	2,017,175
Proposed shares available for future awards under the 2015 LTIP	8,431,419

*	Based on then-current projections for payout under performance shares for which the performance period had not ended prior to December 31, 2014

Section 162(m) of the Code

The Board believes that it is in our best interests and the best interests of our stockholders to provide for an equity incentive plan under which compensation awards made to our named executive officers can qualify for company deductibility for federal income tax purposes. Accordingly, the 2015 LTIP has been structured so that awards granted can satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m), to be able to deduct compensation in excess of $1,000,000 paid in any one year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that material terms of the performance goals under which compensation may be paid be disclosed and approved by our stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2015 LTIP, each of these aspects is discussed below, and stockholder approval of the 2015 LTIP will be deemed to constitute approval of each of these aspects of the 2015 LTIP for purposes of the approval requirements of Section 162(m). Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, our Compensation Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Summary of the 2015 Long-Term Incentive Plan

The following is a description of the material features of the 2015 LTIP. The complete text of the 2015 LTIP is attached hereto as Appendix B to this proxy statement. The following discussion is qualified in all respects by reference to Appendix B.

Purpose.    The purpose of the 2015 LTIP is to advance our interests by providing for the grant to participants of stock-based and other incentive awards.

Eligibility.    The Compensation Committee selects participants from among key employees, directors, consultants and advisors of Coeur and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of Coeur or certain affiliates. As of December 31, 2014, approximately seventy-eight employees and seven non-employee directors would be eligible to participate in the 2015 LTIP.

Share Reserve.    Subject to stockholder approval, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2015 LTIP after December 31, 2014 is 8,431,419, plus any shares of common stock subject to awards made under the Existing Plans as of the date of approval by stockholders that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of common stock). Any shares of common stock issued pursuant to options or stock appreciation rights under the 2015 LTIP will be counted against this limit on a one-for-one basis and any shares of common stock issued pursuant to awards under the 2015 LTIP other than options or stock appreciation rights will be counted against the above limit as 1.5 shares for every one share issued pursuant to such award. The share reserve is subject to adjustments to reflect stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure and certain transactions as provided in the 2015 LTIP.

Shares of common stock issued under the 2015 LTIP may be authorized but unissued shares of common stock or previously issued common stock acquired by Coeur. Shares of common stock underlying awards which expire or otherwise terminate, or become unexercisable without having been exercised or which are forfeited to or repurchased by us due to failure to vest will again become available for grant under the 2015 LTIP. Additionally, shares that are withheld by Coeur in satisfaction of tax withholding with respect to an award other than stock options or SARs, and any shares of common stock underlying awards settled in cash will also become available for grant under the 2015 LTIP. Any shares of common stock that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights, and as 1.5 shares if such shares were subject to awards other than options or stock appreciation rights.

Notwithstanding the foregoing, shares of common stock subject to an award may not again become available for grant under the 2015 LTIP (and will not be added to the 2015 LTIP in respect of awards under the Existing Plans) if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares delivered to or withheld by Coeur to pay the exercise price of an option, (iii) shares delivered to or withheld by Coeur to pay the withholding taxes related an option or stock appreciation right, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Administration.    The 2015 LTIP is administered by the Compensation Committee, who has the authority to, among other things, interpret the 2015 LTIP, determine eligibility for, grant and determine the terms of awards under the 2015 LTIP, and to do all things necessary or appropriate to carry out the purposes of the 2015 LTIP. The Compensation Committee’s determinations under the 2015 LTIP are conclusive and binding.

Individual Limits.    The maximum number of shares for which awards may be granted under the 2015 LTIP to any person in any calendar year is 1,250,000 shares. The maximum cash amount payable pursuant to an incentive opportunity granted in any calendar year to any person under the 2015 LTIP is $10,000,000. If the 2015 LTIP is approved by stockholders, these new individual award limits will apply to both awards granted after such approval and to awards outstanding as of the date of such approval.

Under the 2015 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to any one non-employee director (other than the Chairman of the Board or Lead Director cannot exceed that number of shares having a fair market value on the date of grant equal to $300,000. Under the 2015 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to the Chairman of the Board or Lead Director cannot exceed that number of shares having a fair market value on the date of grant equal to $600,000.

The maximum number of shares of common stock that may be issued in satisfaction of the exercise or surrender of ISOs granted under the 2015 LTIP after the date of stockholder approval is 8,431,419 shares.

Types of Awards.    The 2015 LTIP provides for grants of options, SARs, restricted stock, restricted stock units, performance shares, and incentive opportunities. Dividend equivalents may also be provided in connection with awards under the 2015 LTIP, other than an award of options or SARs, for which dividend equivalents will not be provided.

Stock Options and SARs:    The 2015 LTIP provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the date of grant. Our Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years.

Restricted Stock:    A restricted stock award is an award of common stock subject to forfeiture restrictions.

Restricted Stock Units:    A restricted stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future.

Performance Shares:    A performance share is an award of restricted stock or restricted stock units that are subject during specified periods of time to such performance conditions and terms.

Incentive Opportunities:    An incentive opportunity is an award denominated in cash pursuant to which the participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period.

Repricing Prohibited.    The Compensation Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of our stockholders. However, this prohibition does not apply in connection with an adjustment involving a corporate transaction or event as provided in the 2015 LTIP.

Vesting.    The vesting of any award granted under the 2015 LTIP will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Compensation Committee, in its sole and absolute discretion, shall determine.

Termination of Service.    The Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Compensation Committee, upon a termination of employment or service, all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited.

Qualifying Performance Criteria.    The 2015 LTIP provides that grants of performance shares may be made based upon, and subject to achieving, “performance objectives” over a specified performance period. Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to one or more of the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either Coeur as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee: (i) earnings per share (actual or targeted growth); (ii) economic valued added (EVA); (iii) net income after capital costs; (iv) net income (before or after taxes); (v) return measures (including return on average assets, return on capital, return on equity, or cash flow return measures); (vi) stock price (including growth measures and total stockholder return); (vii) expense targets; (viii) margins; (ix) production levels; (x) cost performance measures, including but not limited to cash and/or all-in sustaining costs of production, and/or costs applicable to sales (in each case on a per ounce, per ton, aggregate or other basis); (xi) earnings before interest, tax, depreciation, and amortization; (xii) capital budget targets; (xiii) budget target measures; (xiv) earnings before interest and taxes (EBIT); (xv) revenue; (xvi) cash flow (including operating cash flow);

(xvii) reserve replacement; (xviii) resource levels, including but not limited to growth in reserves and resources either on an aggregate or per share basis; (xix) statistical health, safety and/or environmental performance; (xx) growth in gross investments (GGI); and (xxi) net asset value (or growth therein).

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), our Compensation Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance objectives applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, acquisitions and divestitures) occurring during the performance period of such award that affect the applicable performance objectives.

Prior to grant, vesting or payment of a performance award that is intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee will certify whether the applicable performance criteria have been attained and such determinations will be final and conclusive.

Transferability.    Awards under the 2015 LTIP may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Compensation Committee.

Change in Control.    Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, in the event of an involuntary termination without cause (as defined in the 2015 LTIP) within twenty-four months following a Change in Control (as defined in the 2015 LTIP), the following shall occur: (i) outstanding stock options and stock appreciation rights shall become fully vested and may be exercised for a period of twelve months following such termination; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control, and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested. In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (i) outstanding options or stock appreciation rights shall become fully vested and exercisable; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control (unless such performance cannot be determined, in which case the grantee shall have the right to receive a payment equal to the target amount payable); and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested.

Adjustment.    In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2015 LTIP, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2015 LTIP.

Term.    No awards will be made after the tenth anniversary of the 2015 LTIP’s adoption by our Board, but previously granted awards may continue beyond that date in accordance with their terms.

Amendment and Termination.    The Compensation Committee may amend the 2015 LTIP or outstanding awards, or terminate the 2015 LTIP as to future grants of awards, except that the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2015 LTIP or reserved by the Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

U.S. Tax Consequences

The following is a brief description of the anticipated federal income tax treatment that generally will apply to awards granted under the 2015 LTIP, based on federal income tax laws in effect on the date of this proxy statement. The exact federal income tax treatment of awards will depend on the specific circumstances of the grantee. No information is provided herein with respect to estate, inheritance, gift, state, or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any acquired shares under those laws. Grantees are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards, and the disposition of any acquired shares.

Incentive Stock Options.    Pursuant to the 2015 LTIP, employees may be granted options which are intended to qualify as ISOs under the provisions of Section 422 of the Code. Generally, the optionee is not taxed and we are not entitled to a deduction on the grant or the exercise of an ISO. If the optionee sells the shares acquired upon the exercise of an ISO (“ISO Shares”) at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such ISO and (b) two years after the date of grant of such ISO (the “ISO holding period”), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the ISO Shares, and we will not be entitled to any deduction. However, if the optionee disposes of the ISO Shares at any time during the ISO holding period, then (a) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (b) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price paid for the ISO Shares, (c) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the ISO Shares over the sales price of the ISO Shares, and (d) we will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

Nonqualified Stock Options.    The grant of a nonqualified stock option (“NSO”) is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the NSO (“NSO Shares”) over the exercise price of such option, and we will be entitled to a deduction equal to such amount. A subsequent sale of the NSO Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares.

Stock Appreciation Rights.    A grantee is not taxed on the grant of a stock appreciation right. On exercise, the grantee recognizes ordinary income equal to the cash or the fair market value of any shares received. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the grantee as ordinary income.

Restricted Stock, Restricted Stock Units, Performance Shares.    Grantees of restricted stock, restricted stock units, and performance shares do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.

Section 409A.    Section 409A imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the 2015 LTIP are intended to be exempt from Section 409A. The 2015 LTIP gives the Compensation Committee the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to Coeur.

Section 162(m).    Stock options, SARs and certain performance shares under the 2015 LTIP are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above, the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

New Plan Benefits

Our executive officers and directors have an interest in approval of the 2015 LTIP because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the 2015 LTIP to executive officers cannot currently be determined. Awards granted under the 2015 LTIP to executive officers are generally within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them, except that the Compensation Committee has, (i) in 2014, granted performance share awards to which the individual award limits in the 2015 LTIP would be applied for the 2014-2016 three-year performance period if the Company’s performance results in any payout in 2017 when the awards vest, and (ii) in 2015, awarded the following grants to the following executive officers to be awarded on or after the day after the day of the Annual Meeting, contingent, in each case in part, upon approval of the 2015 LTIP, and in the case of both (i) and (ii) which grants shall be reduced to the maximum number of shares/units that could be awarded under the 2003 LTIP if the 2015 LTIP is not approved:

	Performance Shares		Restricted Stock Units
Name and Position	Dollar Value ($)	Number of Shares	Dollar Value ($)	Number of Shares
Mitchell J. Krebs, President, Chief Executive Officer & Director	1,170,000	185,126	780,000	123,417
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	540,000	85,443	360,000	56,962
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	540,000	85,443	360,000	56,962
Casey M. Nault, Senior Vice President, General Counsel & Secretary	370,500	58,623	247,000	39,082
Keagan J. Kerr, Senior Vice President, Corporate Affairs & Human Resources	324,900	51,408	216,600	34,272

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 regarding Coeur’s equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column(1))(a)
Equity compensation plans approved by security holders	598,346	$16.26	$1,264,030
Equity compensation plans not approved by security holders	—	—	—

Total	598,346	$16.26	$1,264,030

(a)	Amounts include 516,830 performance shares that cliff vest three years after the date of grant if certain market and performance criteria are met, if the recipient remains an employee of Coeur and subject to approval of the Compensation Committee of the Board.

Effectiveness and Required Vote

Approval of the 2015 LTIP requires the vote of a majority of votes cast (i.e., the 2015 LTIP will be approved if the number of votes cast “for” the 2015 LTIP exceeds the number of votes cast “against” it). Under our Bylaws, abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on the outcome of the vote on this proposal. However, for purposes of approval of the 2015 LTIP under New York Stock Exchange rules, abstentions are treated as votes cast, and, therefore, will have the same effect as a vote “against” the proposal; broker non-votes are not considered votes cast, and, therefore, will not be included in the calculation of the vote under New York Stock Exchange rules.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 4:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to vote on an annual advisory resolution to approve our executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key qualities:

•

Performance-based.    The program rewards companywide results in addition to recognizing individual performance, focusing on objectives that are tied to the achievement of the business and directly under the control of executives.

•

Market-competitive.    We benchmark compensation levels to companies in the precious metals and mining industries and target compensation at the market median to the 75th percentile level in order to attract, motivate and retain the best talent in a competitive environment.

•

Aligned with stockholders.    The program provides the strong majority of incentive compensation to executives in the form of equity-based awards, the majority of which are performance shares. Award values actually realized by executives depend on company performance and the market price of Coeur stock, thus aligning executive officer and stockholder interests.

•	Transparent. We clearly communicate the desired results and the incentive pay programs used to reward the achievement of these results.

The executive compensation program established by the Compensation Committee is intended to motivate our executives, including the individuals listed in the 2014 Summary Compensation Table of this proxy statement (the “Named Executive Officers” or “NEOs”), to achieve goals consistent with our business strategies and designed to create stockholder value. Consequently, a majority of our executives’ compensation opportunities are considered at-risk incentives that reward performance against measurable objectives or an increase in long-term stockholder value. As noted below, our executive compensation programs are designed to promote these objectives:

•	Base salary provides a fixed level of cash compensation. Adjustments are based on an individual’s scope of role and pay positioning relative to the market.

•

Annual incentive payments reward executives for achievement of annual financial and operational goals, including those in the areas of safety, environmental compliance and corporate responsibility, and for the achievement of individual executive goals tied to the achievement of the business. Payments are based on companywide performance and individual performance.

•

Long-term equity incentive award opportunities align executives’ interests with those of stockholders, reward executives for the creation of long-term stockholder value and help attract and retain talented executives. In 2014, we granted 60% of target executive equity award value in the form of performance shares, which cliff vest based on achievement of specific, objective performance criteria over a three-year period, and 40% in the form of restricted stock that vests ratably over three years.

•	Benefits and perquisites are limited, and are set to attract and retain talented executives through participation in medical and retirement plans on similar terms for all employees.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 40 of this proxy statement, which details how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the 2014 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 64 to 73 of this proxy statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board considered the strong support of stockholders in approving the advisory vote on executive compensation at the 2014 Annual Meeting. The high level of support from stockholders in 2014 followed changes made to the executive pay program in recent years including:

•	reducing change-in-control payout multipliers;

•	phasing out employment agreements for executives other than the CEO and the resulting transition of executives to an executive severance policy;

•	eliminating tax gross-up provisions applicable to change-in-control and severance payments;

•	updating annual incentive plan metrics to be better aligned with the creation of long-term stockholder value;

•	reducing perquisites;

•

granting the majority of equity awards in the form of performance shares (in particular, beginning in 2014, further emphasizing performance shares and restricted stock, while eliminating use of stock options);

•	adopting a “clawback” policy providing for the recovery of incentive compensation in certain circumstances;

•	providing for “double-trigger” change-in-control severance and accelerated vesting of equity awards (requiring a qualifying termination of employment in addition to a change-in-control); and

•	prohibiting hedging, pledging and holding Coeur stock in margin accounts.

Additionally, we made strategic refinements in our approach to executive pay in 2014, as detailed in “Compensation Discussion and Analysis”. The intent of these changes is to emphasize competitive base pay relative to peers, while enhancing the portfolio of incentives and refining the annual and long-term performance metrics used. We continue to emphasize achievement of our long-term objectives tied directly to creation of stockholder value.

An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. After considering the vote of stockholders at the 2011 Annual Meeting and other factors, the Board determined to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2016 Annual Meeting and the next advisory vote on frequency of stockholder votes to approve executive compensation will be held at the 2017 Annual Meeting.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Coeur Mining, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY

RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL NO. 5:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. KPMG LLP audited our consolidated financial statements for the year ended December 31, 2014.

As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015. In early 2014, Coeur conducted a “request for proposals” process for our independent registered public accounting firm, and KPMG LLP was selected. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF

THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Outreach and Engagement

We view our relationship with our stockholders and stakeholders as a critical part of our corporate governance profile. Among other things, engagement with our stockholders and other stakeholders helps us to understand expectations for our performance, assess issues that may affect our business or other aspects of our operations, and shape corporate governance and compensation policies. In the fall of 2014, we proactively engaged with our largest 30 stockholders to discuss corporate governance and executive compensation matters. This led to focused discussions between senior executives and the stockholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs. Also in 2014, we conducted activities and events such as analyst meetings, investor conferences, and the 2014 Annual Stockholders’ Meeting. We also held investor days in New York and Toronto, which featured presentations about our operating and financial performance, updates on key initiatives and our strategy, and gave us the opportunity to engage with our stockholders and other stakeholders in person. In total, management conducted 23 presentations, held 125 one-on-one meetings with investors and hosted 5 conference calls allowing for questions and answers from investors and analysts in 2014. We believe this combined approach has resulted in constructive feedback and input from stockholders and other stakeholders and we intend to continue these efforts in 2015.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with New York Stock Exchange corporate governance standards. Copies of these documents are available at our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them. As allowed by Form 8-K under the Exchange Act, we have previously provided, and intend to provide in the future, amendment information to these documents and any waivers from our code of ethics by posting to our website.

Committees of the Board of Directors and Attendance

Our Board met eight times during 2014. Each incumbent director who served in 2014, during his or her 2014 term of service, attended at least 87% of the meetings of the Board and committees on which he or she served.

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Environmental, Health, Safety and Social Responsibility Committee. All members of these four committees have been determined independent by the Board, within the meaning of applicable New York Stock Exchange listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. In addition, members of the Audit and Compensation Committees satisfy additional, heightened independence criteria applicable to members of those committees under New York Stock Exchange listing standards and SEC rules. Each of these committees functions under a written charter adopted by the Board, copies of which are available on our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them. In addition, the Board has established an Executive Committee in accordance with our Bylaws, the relevant provisions of which are available on our website, www.coeur.com/company/corporate-governance/charters-and-policies, and to any stockholder who requests them.

The current members, select responsibilities and the number of meetings held in 2014 of each of these committees are shown in the following table:

Audit Committee Members	Responsibilities	2014 Meetings
Linda L. Adamany, Chair * Randolph E. Gress John H. Robinson J. Kenneth Thompson	Reviewing and reporting to the Board with respect to the oversight of various auditing and accounting matters, including: • the selection and performance of our independent registered public accounting firm; • the planned audit approach; • the nature of all audit and non-audit services to be performed; and • accounting practices and policies.	8

Compensation Committee Members	Responsibilities	2014 Meetings
John H. Robinson, Chair Kevin S. Crutchfield Sebastian Edwards Robert E. Mellor	• approving, together with the other independent members of the Board, the annual compensation of our Chief Executive Officer; • approving the annual compensation of the non-CEO executive officers; and • reviewing and making recommendations to the Board with respect to the compensation of the directors, our stock incentive plans and other executive benefit plans and certain employee benefits	7

Nominating and Corporate Governance Committee Members	Responsibilities	2014 Meetings
Robert E. Mellor, Chair Randolph E. Gress John H. Robinson J. Kenneth Thompson	• identifying and recommending to the Board nominees to serve on the Board; • establishing and reviewing corporate governance guidelines; and • reviewing and making recommendations to the Board with respect to corporate governance matters	3

Environmental, Health, Safety and Social Responsibility Committee Members	Responsibilities	2014 Meetings
J. Kenneth Thompson, Chair Linda L. Adamany Kevin S. Crutchfield Sebastian Edwards	Reviewing, and reporting to the Board with respect to, our efforts and results in the areas of: • environmental compliance and stewardship; • employee and contractor safety and health; and • corporate social responsibility and community relations	4

Executive Committee Members	Responsibilities	2014 Meetings
Robert E. Mellor, Chair Mitchell J. Krebs John H. Robinson J. Kenneth Thompson	Acting in the place of the Board on limited matters that require action between Board meetings.	0

*	The Board has determined that Ms. Adamany is an Audit Committee Financial Expert, as a result of her knowledge, abilities, education and experience.

Board Leadership and Independent Chairman

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. An independent, non-executive Chairman has been determined by the Board to be optimal at the present time because that structure provides independent Board leadership and allows the CEO to concentrate on our business operations. Currently, Mr. Robert E. Mellor serves as independent Chairman of the Board. Mr. Mitchell J. Krebs serves as President, CEO and Director.

The Board and Nominating and Corporate Governance Committee review the structure of Board and Company leadership as part of its annual review of the succession planning process. The Board believes that a separate Chairman and CEO, together with an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee, each consisting of independent directors, is the most appropriate leadership structure for the Board at this time.

Director Independence

The Board has determined that seven of its eight current directors (Robert E. Mellor, Linda L. Adamany, Kevin S. Crutchfield, Sebastian Edwards, Randolph E. Gress, John H. Robinson and J. Kenneth Thompson), or all of the directors other than Mr. Krebs, President and CEO, are independent within the meaning of applicable New York Stock Exchange listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. The Board has further determined that the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee are composed solely of independent directors and members of the Audit and Compensation Committees satisfy additional, heightened independence criteria applicable to members of those committees under New York Stock Exchange listing standards and SEC rules. Consequently, independent directors directly oversee such important matters as our financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs and our health and safety, environmental and community relations programs and compliance.

In determining the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the Nominating and Corporate Governance Committee) undertakes an annual review of the independence of all non-employee directors. Each non-employee director annually provides the Board with information regarding the director’s business and other relationships with Coeur and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the director’s independence. In the course of the annual determination of the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the Nominating and Corporate Governance Committee) evaluates all relevant information and materials, including any relationships between Coeur and any other company for which one of our non-employee directors also serves as a director.

Policy Regarding Director Nominating Process

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a stockholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications that it believes must be met by a nominee that the Nominating and Corporate Governance Committee recommends to the Board, the Nominating and Corporate Governance Committee will take into account the factors discussed above under “Proposal No. 1: Election of Directors — Director and Nominee Experience and Qualifications.” The Nominating and Corporate Governance Committee does not believe that there will be any differences between the manner in which it evaluates a nominee recommended by a stockholder and the manner in which it evaluates nominees recommended by other persons.

Policy Regarding Stockholder Communications with Directors

Stockholders and other interested persons desiring to communicate with a director, the non-management directors as a group or the full Board may address such communication to the attention of our Corporate Secretary, 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

We have a policy that encourages directors to attend each annual meeting of stockholders, absent extraordinary circumstances. Seven of our eight directors who were elected to the Board at the 2014 Annual Meeting attended that annual meeting on May 13, 2014. One director was not able to attend, because he was recovering from surgery.

Meetings of Non-Management Directors

Non-management members of the Board conduct regularly scheduled meetings as required without members of management being present. Robert E. Mellor, the independent Chairman of the Board, presides over each such meeting.

Board Self-Evaluation Process and Effectiveness

The Board and each of its committees conduct a robust annual self-evaluation process to evaluate its effectiveness in fulfilling its obligations. This process involves a discussion during an in-person meeting by the Board and each committee of directors’ observations arising from questions provided in advance the meeting, covering the following subjects: Board and committee composition; organization and effectiveness of meetings and communication; effectiveness of the Board and committees in executing their responsibilities; controls and ethics of the Board and its committees; and sufficiency of the level of internal and external support provided to the Board and its committees. The Board and each committee take the results of the evaluation into account when making Board nomination and committee appointment decisions.

Compensation Consultant Disclosure

The Compensation Committee has retained The POE Group Inc. (“The POE Group”) since July 2012 to provide information, analyses, and advice regarding executive and director compensation, as described below. The POE Group is a compensation consulting firm specializing in executive compensation consulting services, and reports directly to the Compensation Committee.

The POE Group provided the following services for the Compensation Committee during 2014:

•	evaluated our executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;

•	advised the Compensation Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	assessed the alignment of our executive compensation levels relative to our compensation philosophy;

•	briefed the Compensation Committee on executive compensation trends among our peers and the broader industry;

•	assessed the alignment of CEO pay to relative industry performance measures; and

•	evaluated our non-employee director compensation levels and program relative to the competitive market.

At the Compensation Committee’s direction, The POE Group provided the following additional services for the Compensation Committee during 2014 and in early 2015:

•	advised on the design of our annual and long-term incentive plans, described in “Compensation Discussion and Analysis”;

•	provided tally sheets detailing total compensation for 2014, equity and deferred compensation gains for 2014, and severance payouts for change in control;

•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement; and

•	provided analysis related to the supplemental incentive award opportunity awarded to our CEO, discussed more fully in Compensation Discussion and Analysis below.

In the course of conducting its activities, The POE Group attended six of the seven meetings of the Compensation Committee during 2014 and presented its findings and recommendations for discussion.

The decisions made by the Compensation Committee are its responsibility and may reflect factors and considerations other than the information and recommendations provided by The POE Group or any other advisor to the Compensation Committee.

The POE Group reports directly to the Compensation Committee and provides no services to Coeur other than executive and non-employee director compensation consulting services at the direction of the Compensation Committee. The POE Group has no other direct or indirect business or relationships with Coeur or any of its affiliates and no current business or personal relationships with members of the Compensation Committee or our executive officers. In addition, in its consulting agreement with the Compensation Committee, The POE Group agreed to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause The POE Group’s independence to be questioned, and not to undertake projects for management except at the request of the Compensation Committee Chair and as an agent for the Compensation Committee.

In March 2015 the Compensation Committee considered the following six factors with respect to The POE Group: (i) the provision of other services to Coeur by The POE Group; (ii) the amount of fees received from Coeur by The POE Group, as a percentage of the total revenue of The POE Group; (iii) the policies and procedures of The POE Group that are designed to prevent conflicts of interest; (iv) any business or personal relationship of The POE Group with a member of the Compensation Committee; (v) any Coeur stock owned by The POE Group; and (vi) any business or personal relationship of The POE Group with any of our executive officers. After considering the foregoing factors, the Compensation Committee determined that The POE Group was independent and that the work of The POE Group with the Compensation Committee for fiscal 2014 did not raise any conflict of interest.

Risk Oversight

The Board is responsible for assessing the major risks facing Coeur and reviewing options for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the Environmental, Health, Safety and Social Responsibility Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities, and discusses policies with respect to risk assessment and risk management. The Environmental, Health, Safety and

Social Responsibility Committee reviews our compliance with environmental and safety laws and oversees community relations risk management. The Compensation Committee is responsible for recommending compensation for executive officers that includes performance-based reward opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. For a discussion of the Compensation Committee’s assessments of compensation-related risks, see “Compensation Committee Role in Risk” below.” The Compensation Committee also oversees succession planning for the CEO in conjunction with the Nominating and Corporate Governance Committee, and for other executive and key officers. The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director and executive officer succession, and the review of Coeur’s Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees our overall compliance program.

In performing their oversight responsibilities, the Board, the Audit Committee, the Environmental, Health, Safety and Social Responsibility Committee and the Nominating and Corporate Governance Committee periodically discuss with management our policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk the Audit Committee oversees. The Environmental, Health, Safety and Social Responsibility Committee reports to the Board regularly on environmental and safety policies and other matters it oversees. The Nominating and Corporate Governance Committee reports to the Board regularly on risks related to corporate governance.

Throughout the year, the Board, the Audit Committee, the Environmental, Health, Safety and Social Responsibility Committee and the Nominating and Corporate Governance Committee each receive reports from management regarding major risks and exposures facing Coeur and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board, the Audit Committee, the Environmental, Health, Safety and Social Responsibility Committee and the Nominating and Corporate Governance Committee each dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Compensation Committee Role in Risk

The Compensation Committee has conducted an analysis of the current risk profile of our compensation programs. The risk assessment included a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which our compensation programs potentially mitigate risk, including:

•	the structure of our executive compensation programs, which consist of both fixed and variable compensation and reward both annual and long-term performance;

•	the balance between long and short-term incentive programs, with greater weight placed on long-term programs;

•	the use of caps or maximum amounts on the incentive programs;

•	the use of multiple performance metrics under our incentive plans;

•	a heavier weighting toward overall corporate performance for cash-based incentive plans;

•	time-based vesting for equity-based awards (including performance share awards) to promote retention; and

•	strict and effective internal controls.

In addition, in December 2012 the Board adopted a clawback policy providing for the recovery of incentive payments to executive officers in certain circumstances, which further mitigates risk.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2014 or as of the date of this proxy statement is or has been an officer or employee of Coeur, and no executive officer of Coeur served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board during that time.

Audit and Non-Audit Fees

The following sets forth information relating to fees billed or incurred by KPMG LLP for professional services rendered Coeur for the each of the past two fiscal years:

•

Audit Fees.    The total fees billed by KPMG LLP for professional services for the audit of our consolidated financial statements for the years ended December 31, 2014 and 2013, the audit of our internal control over financial reporting, statutory audit work for certain foreign subsidiaries, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q during 2014 and 2013, were $1.9 million and $2.8 million, respectively.

•	Audit-Related Fees. In 2014 and 2013, there were no audit-related fees billed.

•	Tax Fees. In 2014 and 2013, there were $178,315 and $17,000, respectively, in fees billed by KPMG LLP for tax compliance services.

•	All Other Fees. During 2014 and 2013, there were $150,000 and $0, respectively, in fees billed for other services.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of our independent auditor to perform audit services, as well as permissible non-audit services, for us. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

Service	Description
Audit Services	The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on our financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

Audit-Related Services	Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Audit-related services are subject to the specific pre-approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services	Tax services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will not approve the retention of the independent auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

All Other Services	The Audit Committee may grant pre-approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

Our Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee. The Audit Committee Chair has been delegated pre-approval authority to address any approvals for services requested between Audit Committee meetings.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	43	President, Chief Executive Officer and Director	2011	1995
Peter C. Mitchell	59	Senior Vice President and Chief Financial Officer	2013	2013
Frank L. Hanagarne, Jr	57	Senior Vice President and Chief Operating Officer	2013	2011
Casey M. Nault	43	Senior Vice President, General Counsel and Secretary	2015	2012
Keagan J. Kerr	37	Senior Vice President, Corporate Affairs and Human Resources	2015	2012
Mark A. Spurbeck	41	Vice President, Finance	2013	2013

Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. on July 12, 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.

Peter C. Mitchell was appointed Senior Vice President and Chief Financial Officer, effective June 3, 2013. Prior to joining Coeur, Mr. Mitchell served as Chief Financial Officer of Taseko Mines Limited, a Vancouver, B.C.-based mining company, starting in September 2008. In that capacity he led the financial operations of Taseko, including sourcing strategic capital to fund Taseko’s strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives. His roles included serving as President of Florida Career College, a for-profit college in Fort Lauderdale, Florida, from March 2008 to September 2008; President and Chief Executive Officer of Vatterott Educational Centers, Inc. in St. Louis, Missouri, a for-profit educational company, from 2002 to 2007; Vice Chairman and Chief Financial Officer of Von Hoffmann Corporation in St. Louis, a commercial and educational printing company in St. Louis, Missouri, from 1997 to 2002; Senior Vice President and Chief Financial Officer of Crown Packaging Ltd., an integrated paper packaging company in Seattle, Washington and Vancouver, B.C., from 1993 to 1997; and Vice President and Chief Financial Officer of Paperboard Industries Corporation, a packaging and container manufacturer in Toronto, from 1985 to 1993. None of these prior employers are affiliates of Coeur. Mr. Mitchell is a Chartered Accountant with degrees in Economics (BA) from the University of Western Ontario and Business Administration (MBA) from the University of British Columbia.

Frank L. Hanagarne, Jr. was appointed Senior Vice President and Chief Operating Officer effective February 4, 2013. Mr. Hanagarne joined Coeur as Senior Vice President and Chief Financial Officer effective October 1, 2011. Prior to joining Coeur, Mr. Hanagarne served from September 2006 to December 2010 as Director of Corporate Development at Newmont Mining Corporation, a gold producer, and from January 2011 to September 2011 as Chief Operating Officer of Valcambi SA, a precious metal refiner in which Newmont has an equity interest. Valcambi and Newmont are not affiliates of Coeur. Over a 17-year career at Newmont, Mr. Hanagarne also served as Mill Project Superintendent from September 2004 to September 2006 and as Advisor in Corporate Health and Safety and Loss Prevention from July 2001 to September 2004. His years of service at Newmont included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. Mr. Hanagarne has a total 30 years of industry experience in the finance, operations, and business development areas. Mr. Hanagarne holds a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology.

Casey M. Nault was appointed Senior Vice President, General Counsel and Secretary in January 2015. Mr. Nault was appointed as Vice President and General Counsel upon joining Coeur in April 2012 and was appointed Secretary in May 2012. Prior to joining Coeur, Mr. Nault served as a shareholder and attorney at the law firm of Graham & Dunn P.C. in Seattle, Washington from January 2009 to April 2012. Prior to joining Graham & Dunn, Mr. Nault served as First Vice President and Assistant General Counsel at Washington Mutual, Inc., formerly a financial services company, from December 2007 to January 2009, and as Director, Corporate Counsel at Starbucks Corporation from October 2003 to December 2007. Prior to joining Starbucks Corporation, Mr. Nault was an associate at Gibson, Dunn & Crutcher LLP. Mr. Nault holds a Bachelor of Arts degree from the University of Washington and a Juris Doctor from the University of Southern California Law School.

Keagan J. Kerr was appointed Senior Vice President, Corporate Affairs and Human Resources in January 2015. Mr. Kerr was appointed as Vice President, Human Resources upon joining Coeur in May 2012, and in May 2013 became Vice President, Human Resources and Communication. Mr. Kerr has several years of progressive human resources and communication experience at large scale global mining operations. Before coming to Coeur, Mr. Kerr was the Regional Manager, Talent Management & Learning & Development for the Australia Pacific region of Barrick Gold Corporation, a gold producer, from January 2011 to May 2012. Mr. Kerr served as Manager of Human Resources, Shared Services at Barrick Australia Pacific from June 2010 to January 2011. Prior to his appointment in Australia, Mr. Kerr served as Manager, Organization Development at the Barrick Cortez property in Nevada from June 2006 to June 2010. Mr. Kerr holds a Bachelor of Arts in Public Relations and Communication from Florida Southern College and a Master of Organizational Leadership from Gonzaga University.

Mark A. Spurbeck was appointed Vice President of Finance in May 2013 and serves as Coeur’s principal accounting officer. Mr. Spurbeck came to Coeur from Newmont Mining Corporation where he served as Group Executive, Assistant Controller from July 2011 to May 2013. He previously served as Newmont’s Senior Director of Financial Reporting from July 2008 to July 2011 and Director of Accounting Research from July 2005 to July 2008. Prior to joining Newmont, Mr. Spurbeck was Director of Accounting, Payment Services at First Data Corporation. Mr. Spurbeck began his career with Deloitte & Touche LLP. Mr. Spurbeck is a Certified Public Accountant and holds a Bachelor of Arts degree from Hillsdale College.

SHARE OWNERSHIP

The following table sets forth information, as of the close of business on February 16, 2015 (except as otherwise noted), concerning the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, each of our current directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our current directors and executive officers as a group.

Stockholder	Shares Beneficially Owned		Percent of Outstanding
Van Eck Associates Corporation	13,166,431	(1)	12.74%
Donald Smith & Co., Inc.	10,070,238	(2)	9.74%
The Vanguard Group, Inc.	6,545,656	(3)	6.33%
BlackRock, Inc.	6,062,582	(4)	5.90%
Linda L. Adamany	9,305		*
Kevin S. Crutchfield	8,585		*
Sebastian Edwards	20,036		*
Randolph E. Gress	8,585		*
Mitchell J. Krebs	216,391	(5)	*
Robert E. Mellor	25,391		*
John H. Robinson	25,226		*
J. Kenneth Thompson	24,325		*
Peter C. Mitchell	67,709	(5)	*
Frank L. Hanagarne, Jr.	62,482	(5)	*
Casey M. Nault	66,230	(5)	*
Keagan J. Kerr	52,668	(5)	*
All current executive officers and directors as a group (13 persons)	586,933	(5)	*

*	Holding constitutes less than 1% of the outstanding shares on February 16, 2015 of 103,342,296.

(1)	As of December 19, 2014, based on information contained in a Schedule 13G/A filed on January 9, 2015, Van Eck Associates Corporation has sole voting and dispositive power over 13,166,431shares. The shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, two of which individually own more than 5% of the outstanding shares. The address for Van Eck Associates Corporation is 335 Madison Ave. — 19th Floor, New York, NY 10017.

(2)

As of December 31, 2014, based on information contained in a Schedule 13G filed on February 3, 2015, Donald Smith & Co., Inc. has sole voting power over 7,250,696 shares and sole dispositive power over 10,070,238 shares. Donald Smith/Long Short Equities Fund, L.P. has sole voting power over 39,653 shares and dispositive power over 10,070,238 shares. Kamal Shah has sole voting power over 1,700 shares and dispositive voting power over 10,070,238 shares. The address for Donald Smith & Co., Inc. is 152 West 57th St., New York, NY 10019.

(3)	As of December 31, 2014, based on information contained in a Schedule 13G/A filed on February 11, 2015, The Vanguard Group, Inc. has sole voting power over 148,232 shares, sole dispositive power over 6,405,374 shares and shared dispositive power over 140,282 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

As of December 31, 2014, based on information contained in a Schedule 13G/A filed on February 2, 2015, Blackrock, Inc. has sole voting power over 5,789,632 shares and sole dispositive power over 6,062,582 shares. The address for Blackrock, Inc. is 40 E. 52nd St., New York, NY 10022.

(5)	Holding includes the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003 Long-Term Incentive Plans and exercisable within 60 days of February 28, 2015: Mitchell J. Krebs — 67,799 shares; Peter C. Mitchell — 5,387 shares; Frank L. Hanagarne, Jr. — 21,742 shares; Casey M. Nault — 12,140 shares; Keagan J. Kerr — 7,209 shares; and all current directors and executive officers as a group — 114,277 shares.

AUDIT COMMITTEE REPORT

The Audit Committee, which currently consists of Linda L. Adamany (Chair), Randolph E. Gress, John H. Robinson and J. Kenneth Thompson, is governed by its charter, a copy of which is available on our website at www.coeur.com. The Board has determined that Linda L. Adamany is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission. All of the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibilities to stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditors.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the 2014 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors written disclosures and a letter as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to KPMG LLP’s retention;

•	it received full cooperation and complete access to our books and records;

•	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;

•	there were no material weaknesses identified in its testing of our internal control over financial reporting; and

•	there were no known material misstatements identified in its review of our interim reports.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

In addition, the Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board has recommended to our stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors
LINDA L. ADAMANY, Chair J. KENNETH THOMPSON RANDOLPH E. GRESS JOHN H. ROBINSON

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly tied to the creation of stockholder value. The following is a discussion of our executive compensation philosophy, process and components, and compensation decisions made with respect to the following NEOs as listed in the 2014 Summary Compensation Table:

•	Mitchell J. Krebs, President and Chief Executive Officer

•	Peter C. Mitchell, Senior Vice President and Chief Financial Officer

•	Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer

•	Casey M. Nault, Senior Vice President, General Counsel and Secretary

•	Keagan J. Kerr, Senior Vice President, Corporate Affairs and Human Resources

Executive Summary

2014 was a very challenging environment for precious metals mining companies. Our stock price declined significantly during the year as low gold and silver prices impacted our cash flow, and as we continued to implement long-term strategies to reduce costs, move into higher grades and improve margins.

As shown in the charts below, historically, our stock price and financial performance has a strong correlation to silver prices and tends to be more sensitive to changes in silver and gold prices than our peers.

CDE Correlation with Silver Price (Source: Capital IQ)	Relative Stock Performance: 2010-2011 (Source: Capital IQ)

*	Peer Group consists of Agnico Eagle Mines Limited, Alamos Gold Inc., Hecla Mining Co., New Gold, Inc., Centerra Gold Inc., Golden Star Resources Ltd. and AuRico Gold Inc.

In times of rising metal prices, our stock tends to outperform our peers and in times of weakening metal prices, as was the case in 2014, our stock tends to underperform. In our industry, stock price is highly correlated to estimates of net present value (NPV). The charts below show that, according to one leading industry analyst, Coeur has the highest NPV sensitivity to changes in silver price and the second highest sensitivity to changes in gold price relative to comparable companies.

NPV Sensitivity to 10% Higher Silver Price

Source: BMO Capital Markets. Data as of February 17, 2015. See Appendix C for additional information.

NPV Sensitivity to 10% Higher Gold Price

Source: BMO Capital Markets. Data as of February 17, 2015. See Appendix C for additional information.

One of the main reasons for this metals price sensitivity is the relatively low silver and gold grades contained in the reserves at our mines compared to peer companies, which result in relatively higher costs to produce each ounce of silver and gold. As silver and gold prices fall, a greater percentage of our assets become unprofitable to mine relative to our peers, causing a greater decline in our stock price. Likewise, when silver and gold prices rise, a greater percentage of our assets become economic and therefore we would expect our stock price to outperform our peers.

To offset these lower grades, we have developed multi-year strategies to (i) improve efficiencies and reduce costs at our mines; and (ii) increase average silver and gold grade across our portfolio of assets. We made significant progress in 2014 executing these strategic priorities:

•	Improved efficiencies and reduced costs:

•	Rochester Mine: costs per ton processed declined 31% in 2014 compared to 2013

•	San Bartolomé Mine: costs per ton processed declined 10% in 2014 compared to 2013

•	Kensington Mine: costs per ton processed declined 4% in 2014 compared to 2013

•	Palmarejo Mine: costs per ton processed declined 2% in 2014 compared to 2013

•	Higher grades:

•	Targeted exploration drilling resulted in high-grade discoveries at our Palmarejo, Kensington and Rochester Mines

•	Agreed to acquire Paramount Gold and Silver Corp., which owns deposits with significantly higher grades adjacent to our Palmarejo mine (transaction expected to close in the second quarter of 2015)

We believe these initiatives, which will require time and capital, will position us to increase production and cash flow, significantly lower costs and help insulate our financial and stock performance from metal price volatility. We expect this long-term strategy to take another two to three years to be fully realized. The following table illustrates the projected results in 2017 from the strategic objectives we have set and are executing, compared to actual 2014 results.

	Coeur 2014	Coeur 2017
Silver Equivalent Production (millions of ounces)	32	40 - 45
Gold Equivalent Production (thousands of ounces)	533	670 - 750
Free Cash Flow (in millions)*	($60)	$190 - $200
All-in Sustaining Costs per AgEq Ounce*	$19	$14 - $15

Note: Coeur projections based on price assumptions of $17.50/oz silver and $1,225/oz gold and assume the closing of the Paramount Gold and Silver acquisition. Please refer to Appendix C for additional information.

Additional 2014 Performance Highlights:

•	We achieved our full-year production guidance and significantly beat our full-year cost guidance, including:

•

Silver equivalent* production totaled 32.2 million ounces, at the high end of Company guidance. Silver production was 17.2 million ounces, in-line with Company guidance. Gold production was 249,384 ounces, above Company guidance

•	Adjusted all-in sustaining costs were $19.27 per silver equivalent ounce*

•	Adjusted costs applicable to sales per silver equivalent ounce were $14.18*

•	Costs applicable to sales per gold ounce* at Kensington were $951

•	Costs applicable to sales* were $477.9 million, in-line with Company guidance and up slightly compared to 2013 due to a 20% increase in mining rates at Rochester

•	Capital expenditures were $64.2 million, below Company guidance and down 36% compared to 2013

•	Exploration expense was $21.7 million and capitalized exploration was $8.9 million for a total spend of $30.6 million, in-line with Company guidance and down 10% compared to 2013

•	General and administrative expenses were $40.8 million, in-line with Company guidance and down 26% compared to 2013

•	Amortization was $162.4 million, below Company guidance and down 29% compared to 2013

•	Cash and cash equivalents were $270.9 million at December 31, 2014, up 31% compared to year-end 2013

•	Restructured Palmarejo gold production royalty with a subsidiary of Franco-Nevada Corporation, which is anticipated to bolster the long-term profile of Palmarejo and increase the mine’s free cash flow

*	Please see Appendix C for reconciliations of GAAP to non-GAAP financial measures included in this section. Silver equivalence assumes a 60:1 silver to gold ratio. Free cash flow is defined as cash flow from operating activities less capital expenditures and royalty payments.

•	Year-end silver proven and probable reserves increased 10% to 280,502,000 ounces. Year-end gold proven and probable reserves decreased 18% to 1,837,151 ounces

•	Sixth consecutive year receiving the Empresa Socialmente Responsible (Socially Responsible Company) award at Palmarejo

•	Total reportable incident frequency rate (TRIFR) measuring reportable safety incidents across all four sites dropped approximately 62%

•

Completed feasibility study for the La Preciosa gold and silver project in Mexico, which indicated a 12% decrease in projected initial capital expenditures and a 10% decrease in expected costs applicable to sales per silver equivalent ounce, each in comparison to the Preliminary Economic Assessment completed in July 2013

•	Protected cash flow by hedging a portion of our silver and gold protection against lower prices while preserving upside exposure

•	Revenue from metals sales and royalty revenue totaled $635.7 million

•	Cash, cash equivalents and short-term investments were $270.9 million at December 31, 2014

•

Entered into an agreement to acquire the Wharf gold mine in South Dakota in early January 2015, which closed in February 2015. The acquisition of the Wharf mine is expected to increase the Company’s 2015 EBITDA by over 30%, boost free cash flow, reduce consolidated unit costs, enhance the Company’s overall geopolitical risk profile and significantly increase gold reserves

2014 Executive Compensation Results Directly Tied to Performance. Our pay-for-performance philosophy is demonstrated by the pay delivered for last year’s performance and both the forfeiture of previously granted performance shares that were not earned and the decrease in value of previously granted restricted stock linked to the decrease in our stock price.

2014 AIP Results. Our performance against 2014 full-year internal operational and financial goals was strong, which resulted in above-target payouts under the 2014 Annual Incentive Plan (“AIP”), despite a significant decline in our stock price due to negative investor sentiment toward the precious metals sector. These internal operational and financial goals are directly aligned with our multi-year strategic initiatives and the creation of long-term stockholder value by driving production, controlling costs, generating operating cash flow and operating safely and responsibly. Because annual AIP measures and targets are designed to drive significant progress each year toward achieving multi-year strategic initiatives, we firmly believe that meeting or beating AIP targets will create long-term stockholder value.

Impact of 2014 Results on Long-Term Equity Incentive Compensation Value. The value realized by our executives from prior year equity incentive awards demonstrates the strong link between pay actually delivered and stockholder returns. Our three-year total stockholder return (“TSR”) performance for the period from January 1, 2012 to December 31, 2014 was negative 44.2% (calculated on an annualized basis using the average share prices from the fourth quarter of 2011 and the fourth quarter of 2014), due in part to materially lower gold and silver prices. At the same time, the expected results of our long-term strategy of reducing our overall cost profile and emphasizing higher-grades, higher-margins and cash flow over production volume began to be realized. We expect our long-term strategy to take another two to three years to be fully realized. Accordingly:

•	there was zero payout for the three-year performance share opportunity awarded in 2012, which was based entirely on relative TSR performance compared to peers;

•	the value of restricted stock awarded to our executives in prior years declined significantly in-line with TSR; and

•	stock options awarded to our executives in prior years are significantly out-of-the-money resulting in no current realizable pay under those awards.

Realizable Pay for CEO: 2012 through 2014

Realizable pay measures the compensation value that could be realized by executives over a given time period, taking into account the change in Company stock price during that time and whether performance shares are earned based on achievement of performance targets. The Summary Compensation Table (SCT) illustrates the target value of executive pay at the beginning of the year or time period but does not take into account whether performance shares are earned or the influence of stock price change on the value of restricted stock. We believe realizable pay more accurately represents the current value of executive compensation at the end of the time period and demonstrates the link between actual pay and performance.

The chart below illustrates three-year SCT total compensation compared to three-year realizable total compensation for our CEO. The chart illustrates no differences between the comparisons for salary, cash incentives, or other annual compensation, as these compensation components are paid in cash. However, the difference between long-term compensation values is significant. As of the date of this proxy statement, all stock options granted to our CEO in 2012 and 2013 have an exercise price that is greater than the market price of the underlying stock (such stock options are commonly referred to as being “underwater”). Additionally, the value of stock awards has declined significantly from the time the grants were made in the last three years and a significant number of performance shares were not paid out, including zero payout for the 2012-2014 performance period. We have not included the multi-year supplemental incentive opportunity provided to our CEO in 2014, since the potential value is not included in the SCT or realizable at December 31, 2014.

During the three-year period ended December 31, 2014, our annualized TSR was negative 44%. The value of the equity portion of CEO pay decreased 78%, and total compensation value declined 45% in the three-year period. We believe this indicates that our compensation design pays for performance when realizable pay is considered.

The value of our CEO’s compensation is significantly influenced by the value of our stock. Approximately 60% of target total compensation is provided through stock-based pay. Additionally, 60% of the total equity incentive award value is delivered in the form of performance shares that vest only upon the achievement of three-year, objective performance goals. The members of our executive team, like our stockholders, have been affected by the decrease in stock price over the last three years and can only achieve the full value of their equity compensation by creating stockholder value.

Board Consideration of Prior Stockholder Advisory Votes on Executive Compensation

We have continued to refine our pay practices in 2014 to address stockholder interests and ensure alignment with executive compensation program best practices.

At our 2014 Annual Meeting, over 97% of the votes cast were in favor of the advisory vote on executive compensation as described in our 2014 proxy statement, which we believe reflects our continued strong alignment of pay and performance. The Compensation Committee considered this result in reviewing our executive compensation programs during 2014 and early 2015. Although stockholders approved our executive compensation program with strong support in 2014, we continually evaluate possible enhancements to the program to further align pay with performance.

Enhancements to our executive pay program implemented in recent years include:

•	Providing the majority of equity grants now in the form of performance shares;

•	Aligning annual incentive plan metrics more closely with creating long-term stockholder value;

•	Establishing a modified maximum payout for performance shares of 100% of target in years when total stockholder return is negative;

•	Reducing change-in-control severance payout multipliers;

•	Adopting a “clawback” policy providing for the recovery of incentive compensation in certain circumstances;

•	Phasing out employment agreements for executives other than the CEO and the resulting transition of executives to an executive severance policy;

•	Eliminating tax gross-up provisions applicable to change-in-control and severance payments;

•	Reducing perquisites;

•	Providing for “double-trigger” change-in-control severance and accelerated vesting of equity awards (requiring a qualifying termination of employment in addition to a change-in-control);

•	Increasing the share ownership guidelines for our executives and Board of Directors; and

•	Prohibiting hedging, pledging and holding Coeur stock in margin accounts.

Compensation Objectives and Principles

Pay for Performance.    At Coeur, we are committed to a strong pay-for-performance philosophy. Eighty percent of the CEO 2014 total direct compensation1 is not fixed but is variable and earned based on achievement of performance goals tied to the creation of long-term stockholder value and/or tied to the market value of Coeur stock. In addition, the majority of total direct compensation for the CEO and other NEOs is in the form of long-term equity incentive award opportunities, which means the value of compensation actually received by executives, if the performance and vesting conditions are satisfied, is based on the market price of our stock. These practices directly align executive pay with stockholder returns.

We award incentive compensation based on Company and individual performance against financial, operational and other strategic goals directly tied to the creation of long-term stockholder value, with proportionally more pay tied to performance than fixed compared to our peers. We target total compensation between the 50th and 75th percentile, because we know that to retain the best talent in the metals and mining industry, it is necessary to remain competitive. However, by emphasizing long-term and annual performance plans, executives fully realize their target compensation opportunities only by creating value for our stockholders. In this way, executives are held accountable for meeting strategic objectives and generating stockholder value.

[1]	Total direct compensation is composed of annual base salary, target annual cash incentive opportunity and target annual long-term equity incentive award value.

Our mix of target total direct compensation elements in 2014 is detailed below.

	Variable Compensation (as a % of Total Direct Compensation)			Fixed Compensation (as a % of Total Direct Compensation)
Named Executive Officer	Long-Term Equity Incentives	Annual Incentives	Total Variable	Base Salary	Total Fixed
CEO	60%	20%	80%	20%	20%
Other NEOs (average)	56%	17%	73%	27%	27%

The pay mix we targeted in 2014 was heavily performance-based, with modest salaries and benefits relative to market data. For the CEO, 36% of total direct compensation was in the form of performance shares, and 24% was linked to annual incentives. In addition, 21% of 2014 CEO total direct compensation was variable in the form of time-vesting restricted stock.

Objectives of Executive Compensation Program.    The primary objective of our executive compensation program is to drive performance against critical strategic goals designed to create long-term stockholder value.

The second fundamental objective of our executive compensation program is to attract and retain talented executives. The demand for executive talent that possess key leadership traits, technical skills and industry experience has become increasingly competitive. As a result of these talent market pressures, our executives are routinely pursued by competitors. Attraction and retention of executive talent is a significant factor in many of the compensation decisions discussed below.

Principles of Executive Compensation Program.    In order to meet these compensation objectives in the design and governance of compensation programs for our executive officers, including the NEOs, the Compensation Committee is guided by the view that compensation at Coeur should be:

•	Performance-based

Reward Company results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives. Based on the most recent market data available, we believe a greater percentage of executive total direct compensation at Coeur is at-risk, performance-based compensation compared to the median of our peers.

•	Market-competitive

Compared to peers, we target total direct compensation at the market median with the opportunity to achieve superior performance-based compensation with outstanding performance. Our market targets are stated below, understanding some executive compensation levels vary due to experience:

•	Median salaries

•	Annual incentive target opportunities between the 50th and 75th percentile

•	Long-term incentive opportunities between the 50th and 75th percentile

•	Standard all employee benefits and competitive executive benefits

•	Aligned with stockholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value, aligning executive and stockholder interests, and a majority of the target equity award value is in the form of performance shares that vest only if objective, three-year performance goals directly tied to the creation of long-term stockholder value are achieved.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

Determining Executive Compensation

We support our compensation objectives and principles through a number of policies and processes during our annual compensation decision making process.

Pay Mix.    In determining the mix of compensation components and the value of each component for each of our executive officers, including our NEOs, the Compensation Committee takes into account the executive’s role, the competitive market, individual and Company performance and internal equity. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.” Consistent with a performance-based philosophy, our compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role at Coeur. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short- and long-term incentive programs compared to other executives. The CEO has more pay at risk than the other NEOs, consistent with the competitive market.

Competitive Market Assessment.    The Compensation Committee annually reviews the compensation of executives relative to the competitive market, based on assessments prepared by its independent compensation consultant. This review typically takes place in the second half of the calendar year after proxy data for the most recent year is available. The consultant’s assessment is prepared in advance of the Compensation Committee meeting, and includes an evaluation of base salary, annual and long-term incentive opportunities and practices, and overall total compensation practices. In preparing this assessment, the compensation consultant analyzes publicly disclosed compensation data from a peer group of precious metals, base metals and mineral mining companies (see “Peer Groups” below). The consultant also uses specific industry surveys as a supplement to proxy research.

Peer Groups.    The Compensation Committee establishes peer groups to help make executive pay decisions and to measure total stockholder return against our competitors. As a member of the precious metals mining industry, we compete for executive talent with other precious metals mining companies, as well as with base metal and mineral mining companies. Precious metals firms of comparable size and complexity are few — therefore, the Compensation Committee takes a balanced approach in its peer group selection. Historically, the Compensation Committee relied upon two peer groups for executive compensation purposes:

•

Precious Metals and Mining Peer Group:    Consisting entirely of precious metals and mining companies, and a mix of U.S and Canadian companies. We have used this peer group, historically, for several years.

•

U.S. Metals and Mining Companies:    Consisting of U.S. companies, with a focus on metals and mining companies, in addition to other like-sized U.S. precious metals companies, with the intent of a better benchmark for U.S. company compensation and also better reflecting a peer group that we believe would be used by leading proxy advisory firms. Peer data suggests the mix and weighting of compensation elements among Canadian industry peers is materially different from U.S. firms, which makes a compensation benchmarking peer group comprised of predominantly Canadian companies less relevant and useful. For that reason, a significant number of U.S. Metals and Mining Peers were added to the peer group in recent years.

In 2013, the Compensation Committee conducted significant due diligence, in consultation with The POE Group, in order to establish one peer group. In establishing this one peer group, the Compensation Committee considered the following factors:

•	Inclusive of both U.S. Metals and Mining companies, and comparable Precious Metals and Mining companies.

•

Inclusive of a sufficiently large number of U.S. companies, recognizing that U.S. companies will be more relevant for compensation benchmarking and the primary point of reference for proxy advisory firms.

•	Ensure that peers generally fall within the following parameters:

•	0.4 times to 2.5 times our revenues, and

•	0.25 times to 4.0 times our market capitalization.

After review of these factors, the Compensation Committee approved a peer group of 22 companies. Each of the companies included in this peer group for purposes of executive compensation had been previously included in one of our earlier peer groups. For 2014, the Compensation Committee considered how best to structure peer groups for executive compensation and relative TSR performance (discussed below in the section “Performance Shares”). Canadian companies continue to provide the most relevant comparison for TSR performance, while a mix of Canadian and U.S. companies allow for a more meaningful comparison for executive compensation. For 2014, the Compensation Committee determined it would generally rely on the 2013 peer group (with certain additions and exclusions) for purposes of executive compensation benchmarking.

The full 2014 peer group used to determine executive compensation is listed below with revenue and market capitalization statistics presented as of the most recently issued proxy statements (or Canadian equivalents):

2014 Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Carpenter Technology Corp.	$2,173	$3,282	US	Steel
Agnico-Eagle Mines Ltd.	$1,638	$4,876	Canada	Precious Metals & Mining
Suncoke Energy Inc.	$1,648	$1,560	US	Steel
Kaiser Aluminum Corp.	$1,298	$1,277	US	Aluminum
Materion Corp.	$1,167	$774	US	Diversified Metals & Mining
Century Aluminum Co.	$1,454	$928	US	Aluminum
Castle & Co.	$1,053	$346	US	Steel
Compass Minerals International Inc.	$1,130	$2,680	US	Diversified Metals & Mining
Pan American Silver Corp.	$825	$1,880	Canada	Precious Metals & Mining
Stillwater Mining Co.	$1,040	$1,474	US	Diversified Metals & Mining
New Gold Inc.	$780	$2,799	Canada	Precious Metals & Mining
RTI International Metals Inc.	$783	$1,046	US	Diversified Metals & Mining
Globe Specialty Metals Inc.	$758	$1,356	US	Diversified Metals & Mining
Centerra Gold	$944	$1,021	Canada	Precious Metals & Mining
Golden Star Resources Ltd.	$468	$130	US	Precious Metals & Mining
AuRico Gold Inc.	$228	$966	Canada	Precious Metals & Mining
Alamos Gold Inc.	$282	$1,644	Canada	Precious Metals & Mining
Hecla Mining Co.	$383	$1,055	US	Precious Metals & Mining
Median:	$992	$1,316.5

	Revenue* ($ millions)	Market Cap* ($ millions)		Industry
Coeur Mining	$635.7	$946	US	Precious Metals & Mining

*	As publicly disclosed as of the date of filing of each company’s 2014 proxy statement.

Our revenue and market capitalization fall in close proximity to the peer group medians.

For 2014, the Compensation Committee determined that it would use a subset of the group consisting of Precious Metals and Mining companies shown in the table below for TSR benchmarking, which the Compensation Committee believes represent the most relevant industry peer group for measuring relative TSR for purposes of performance share awards.

2014 TSR Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters
Agnico-Eagle Mines Ltd.	$1,638	$4,876	Canada
Alamos Gold Inc.	$282	$1,644	Canada
Allied Nevada Gold Corp.	$268	$369	US
AuRico Gold Inc.	$228	$966	Canada
Centerra Gold	$944	$1,021	Canada
First Majestic Silver Corp.	$251	$1,221	Canada
Hecla Mining Co.	$383	$1,055	US
Hochschild Mining	$622	$970	UK
New Gold Inc.	$780	$2,799	Canada
Pan American Silver Corp.	$825	$1,880	Canada
Silver Standard	$175	$595	Canada
Stillwater Mining Co.	$1,040	$1,474	US
Median:	$502.5	$1,138

	Revenue* ($ millions)	Market Cap* ($ millions)
Coeur Mining	$635.7	$946	US

*	As publicly disclosed as of the date of filing of each company’s 2014 proxy statement or home country equivalent.

Compensation Components

In 2014, our executive compensation program contained the following components:

Compensation Component	Objective	Target Market Position	Key Features
Base salary	• Provide a fixed base pay for performance of core job responsibilities	• 50th percentile	• Initial levels and annual adjustments are based on positioning relative to the market and experience of the executive
Annual incentives	• Drive achievement of annual company financial and operational goals and individual executive goals	• 50th percentile to the 75th percentile

•  Cash payments based on Company and individual performance, with a high percentage (ranging from 70% to 80%) weighted on Company performance

•  Company performance measures were silver equivalent production, operating costs per silver equivalent ounce, operating cash flow, and safety and environmental performance.

Long-term incentives	• Align executive and stockholder interests, drive the creation of long-term stockholder value, attract and retain talented executives	• 50th percentile to the 75th percentile

•  Mix of 60% performance shares and 40% time-vesting restricted stock

•  Restricted stock vest ratably over three years

•  Performance shares cliff vest after a three-year performance period, based on relative TSR, growth in reserves and resources per share, and growth in operating cash flow per share

Benefits and perquisites	• Attract and retain talented executives through competitive all-employee benefit programs	• Market median for all employees	• Participation in benefit plans on same terms as all employees • Limited perquisites

Base Salary

As described above, we generally target base salaries at median levels of the competitive market; however, we may target higher base salary levels for more experienced executives.

The Compensation Committee approved the following base salary increases for the CEO and the other NEOs for 2014:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Increase
Mitchell J. Krebs, President, Chief Executive Officer & Director	$600,000	$650,000	8.3%
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	$400,000	$400,000	N/A
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	$340,000	$385,000	13.2%
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$285,000	$325,000	14.0%
Keagan J. Kerr, Senior Vice President, Corporate Affairs & Human Resources	$250,000	$275,000	10.0%

Below is a table showing the 2014 base salary for each NEO compared to the peer group data used by the Compensation Committee when making 2014 adjustments:

		2013 Market Range		% Deviation From
Named Executive Officer	2014 Base Salary	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Mitchell J. Krebs	$650,000	$675,523	$994,856	-4%	-53%
Peter C. Mitchell	$400,000	$375,080	$413,801	7%	-3%
Frank L. Hanagarne, Jr.	$385,000	$467,000	$509,392	-21%	-32%
Casey M. Nault	$325,000	$368,109	$427,044	-13%	-31%
Keagan J. Kerr	$275,000	$297,576	$352,468	-8%	-28%

As shown in the table, with the exception of Mr. Mitchell, whose salary reflects his status as a very experienced public company chief financial officer when he joined Coeur in 2013, all NEO base salary levels were below the 50th percentile even with the adjustments described above.

Annual Incentive Plan

Our annual incentive plan is designed to drive creation of stockholder value through achievement of annual financial and operational goals. We also reward executives for the achievement of individual goals within their functional areas and that relate to improving the culture and strategy of the business.

AIP Target Opportunities.    Under our AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on our peer group, desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance. AIP award opportunities in 2014 were targeted at the stated positioning of between the 50th and 75th percentile, in support of our philosophy of modest fixed pay relative to market data and opportunities for at or above market pay delivered for superior performance. The table below shows targets for 2014, which were the same for each executive as in 2013:

	2014 Target AIP Opportunity	2014 Market Range		% Deviation From
Named Executive Officer	(% of Salary)	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Mitchell J. Krebs	100%	90%	127%	11%	-27%
Peter C. Mitchell	75%	59%	90%	27%	-20%
Frank L. Hanagarne, Jr.	75%	62%	125%	21%	-67%
Casey M. Nault	50%	60%	92%	-20%	-84%
Keagan J. Kerr	50%	44%	63%	14%	-26%

Actual awards can range from 0% to 200% of the target award, based on our Company performance relative to corporate AIP objectives and each individual executive relative to individual goals.

AIP Performance Measures and Weights.    For 2014, objective company performance measures were as follows, each weighted 25% of the total company performance measures. The 2014 AIP corporate performance measures complement the measures used for performance share awards in driving achievement of multi-year strategic initiatives directly aligned to the creation of long-term value for our stockholders. The first three metrics of our AIP are driven from our annual operating budget approved by our Board of Directors.

•	Silver and gold production, measured in silver equivalent ounces (25% weight);

•	Cash operating costs, measured per silver equivalent ounce (25% weight);

•	Operating cash flow (25% weight); and

•	Safety and environmental performance (25% weight).

The Compensation Committee selected these metrics based on the following considerations and objectives:

•	Provide alignment with our business objectives and strategic priorities;

•	Provide transparency to investors and executives;

•	Balance growth and profitability;

•	Balance financial and operational performance; and

•	Emphasize the importance of safe and environmentally responsible operations.

In addition to Company metrics, specific individual objectives are developed for each executive at the beginning of the year. Objectives for the CEO are established by the Compensation Committee and reviewed with the other independent members of the Board. Other NEO objectives are established in concert with the CEO and the respective executive and reviewed by the Compensation Committee. Individual executive goals are shared among the executive team and other Company leaders to ensure transparency, collaboration and alignment to the success of the business. The specific objectives for each executive are chosen to support our strategic objectives and to reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

•	Major project and operational execution

•	Mitigation of risk

•	Enhancement of each executive’s divisional responsibilities

•	Support of Coeur’s values regarding worker safety, health, environment and responsibility

•	A commitment to the talent development and retention of our employees

•	Interpersonal development and adherence to Company culture and behavior

Company and individual performance percentages in AIP:

Named Executive Officer	Company	Individual
Mitchell J. Krebs, President, Chief Executive Officer & Director	80%	20%
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	70%	30%
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	70%	30%
Casey M. Nault, Senior Vice President, General Counsel & Secretary	70%	30%
Keagan J. Kerr, Senior Vice President, Corporate Affairs & Human Resources	70%	30%

AIP Performance Metric Setting and Payout Leverage.    Management develops minimum, target and maximum performance metrics for each AIP measure each year, as applicable, based primarily on internal budgets and forecasts and their probability of achievement. For 2014, targets for silver equivalent production and operating cash flow were lower than in 2013, primarily due to 2014 mine plans reflecting lower metals prices, which were expected to result in fewer tons mined, fewer ounces produced and sold and lower realized prices. We do not prioritize production ounces over cash flow, so budgeted production in 2014 was reduced compared to 2013 to eliminate ounces that are uneconomic in the current price environment. The Compensation Committee reviews the goals and adjusts them, as it deems appropriate, prior to certifying performance and approving payouts. Once the performance metrics are set, they are not subject to change for that plan year without the specific approval of the Board.

For 2014, the AIP metrics were set as follows. In the table below “Minimum” means the minimum performance required for any payout related to the measure; performance below the minimum threshold results in no payout. “Target” is the level of performance required for 100% payout on each measure, except as noted below that certain measures pay out at either zero or 200%. “Maximum” shows the level of performance required to result in the maximum payout for the measure.

Measure	Weight	Minimum	Target	Maximum
Silver Equivalent Production (ounces)	25%	90% of Target	33.07M	110% of Target
Cash Operating Cost Per Silver Equivalent Ounce	25%	115% of Target	$14.73	80% of Target
Operating Cash Flow	25%	80% of Target	$65.5M	120% of Target
Safety & Environmental Performance	25%, Split Equally Among Four Measures	(1) Maintain Permit Exceedances at 2013 level (2) Maintain LTIFR* at 2013 level (3) No employee fatalities (4) No NOVs**	Reduce 10% Reduce 10% N/A N/A	Reduce 25% Reduce 25% N/A N/A

*	LTIFR means lost-time injury frequency rate

**	NOV means notice of violation of environmental regulations

The potential payouts for minimum, target and maximum performance for each measure were as follows. As noted above, there is no payout for performance below minimum. Employee fatalities and NOV’s pay out at 200% for minimum performance of no occurrences, and there is no payout for any occurrence. Payouts for other measures are interpolated for performance between minimum and maximum.

Measure	Payout Below Minimum Performance	Payout at Minimum Performance	Payout at Target Performance	Payout at Maximum Performance
Silver Equivalent Production (ounces)	$0	50%	100%	200%
Cash Operating Cost Per Silver Equivalent Ounce	$0	50%	100%	200%
Operating Cash Flow	$0	50%	100%	200%
Safety & Environmental:
No Employee Fatalities	$0	200%	200%	200%
LTIFR Reductions	$0	75%	100%	200%
No NOVs	$0	200%	200%	200%
Reduction in Permit Exceedances	$0	75%	100%	200%

Many of the individual objectives established for the executives are objective and quantifiable, which helps to ensure accountability for results. Others, however, are subjective by nature, which requires discretion and judgment to assess performance attainment. AIP payouts for individual performance range from 0% to 200% of target, based on the following guidelines:

Individual Performance Standard	Payout (% of target)
Well Above Expected	200%
Above Expected	150%
Meets Expected	100%
Below Expected	50%
Well Below Expected	0%

AIP Earned Awards.    Following the end of the year, the Compensation Committee reviews our actual performance and determines the extent of achievement. The Compensation Committee adjusts the cash operating costs and operating cash flow metrics to reflect actual metal prices as well as the impact of any non-recurring items during the year that differed from the assumptions that went into setting the metrics. This is done in order to normalize the metrics to fluctuations in the market prices of silver and gold or other factors that are beyond our control.

In addition, following the end of the year, the CEO reviews and reports to the Compensation Committee the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. The Compensation Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target. Determining the overall level of achievement for each executive on his or her individual objectives includes a significant discretionary assessment.

2014 AIP Calculation and Payments.    Reflecting our strong operational performance and progress on our multi-year strategic initiatives in 2014, the payout percentage for Company performance in 2014 was 138% of target, calculated as follows:

Metric	2014 Target	2014 Performance	Payout (% of target)	Weight	Weighted Payout (% of target)
Silver Equivalent Production (ounces)	32.5 million	32.2 million	95%	25%	24%
Cash Operating Cost Per Silver Equivalent Ounce	$15.19	$14.35	130%	25%	33%
Operating Cash Flow*	$40.7 million	$52.9 million	200%	25%	50%
Safety & Environmental Performance**		Target**	125%	25%	31%
Total					138%

*	Target operating cash flow as originally approved provided for adjusting for actual realized silver and gold prices during the year, which were lower than budgeted price assumptions, and other non-budgeted items such as the interest on the additional $150 million of senior notes sold in 2014, partially offset by savings from budgeted fees for the revolving credit facility terminated by Coeur in 2014. Accordingly, the actual operating cash flow achieved exceeded the target, as adjusted, at a level triggering a 200% payout.
**	Safety and Environmental Performance was adjusted upward to 125% based on the Committee’s and Board’s judgment that the Company’s 2014 performance was very strong, notably in the areas of no employee fatalities, maintaining an industry-leading LTIFR, significantly reducing the total recordable injury frequency rate, significant improvements in contractor safety, and strong overall environmental performance. In the Committee’s and Board’s judgment, this would not be appropriately reflected in the formula-driven result, which would have been 71% for Safety and Environmental. The formula-driven result of 71% on the Safety and Environmental Performance metric was impacted by the receipt of an NOV for an administrative procedural violation which the Company disputes and resulted in no harm to the environment.

Causal factors contributing to the overall strong performance in Health, Safety, and Environment (HSE) include, but are not limited to the following:

•	Demonstrated management and front line alignment and commitment to improved performance;

•	Corporate HSE professionals working closely with site-based colleagues to provide oversight and support;

•	Implementing HSE systems focused on reporting, awareness, root cause analysis, tracking follow-up actions and driving continuous improvement of Company HSE culture;

•	Restructuring and applying site based resources around critical compliance points; and

•	Strengthening engagement and transparency with environmental and safety regulators.

The level of individual performance achievement for our NEOs in 2014 was assessed as follows:

Named Executive Officer	2014 AIP Individual Annual Percentage	Individual Performance Categories
Mitchell J. Krebs	125%	• Key strategic priorities achieved • Strong overall Company performance • Led executive team in continued organizational change
Peter C. Mitchell	105%	• Enhanced accounting, finance and tax disclosure and reporting • Liquidity management • Noted collaboration with executive team to enhance results
Frank L. Hanagarne, Jr.	125%	• Improved safety and environmental performance • Successfully reduced costs • Consistent operating and planning
Casey M. Nault	115%	• Effectively supported financing and business development transactions • Improved Coeur’s disclosures • Ensured leading corporate governance practices
Keagan J. Kerr	105%

•       Enhanced Coeur’s development, compensation and communication programs

•       Improved organizational capacity through system and process alignment

•       Continued focus on talent retention to drive business outcomes

In 2014, individual NEO performance achievements were in excess of target levels, primarily due to the high level of performance by each NEO of the individual categories described above, all of which supported the significant advancement in 2014 of our multi-year strategic initiatives and, as a result, are directly tied to the creation of long-term stockholder value.

For 2014, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Compensation Committee approved annual incentive payments to the NEOs as follows:

	Actual 2014 AIP Payment
Named Executive Officer	$ Amount	% of Salary	% of Target
Mitchell J. Krebs	$880,100	135%	135%
Peter C. Mitchell	$384,300	96%	128%
Frank L. Hanagarne, Jr.	$387,214	101%	134%
Casey M. Nault	$213,038	66%	131%
Keagan J. Kerr	$176,138	64%	128%

Long-Term Equity Incentive Awards

The primary purpose of our long-term equity incentive awards is to align the interests of our executives with those of our stockholders by rewarding our executives for creating long-term stockholder value. Long-term incentives also assist in retaining our executive team.

Forms and Mix of Long-Term Incentive Compensation.    In 2014 executive awards were composed of 60% performance shares and 40% restricted stock. The Compensation Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention needs, while minimizing share dilution. For 2015, the award mix for equity grants will continue to be 60% performance shares (using the same performance measures and weightings as 2014) and 40% restricted stock.

Long-Term Incentive Grant Levels.    Target long-term incentive award values for each executive are expressed as a percentage of base salary and determined based on the peer group and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact overall Company performance. For awards designed to qualify as performance-based compensation, our 2003 LTIP limits the number of shares of restricted stock, performance shares and “other stock-based awards” that can be issued to each executive per calendar year to 60,000 for each category. For this purpose, the number of performance shares that may be issued is determined at the time of payout after the end of the three-year performance period and not at the beginning of the performance period when the original performance share award opportunities are granted. Therefore, grants made during 2014 did not count against performance share limits for 2014 under the 2003 LTIP and complied with the requirements of the 2003 LTIP. In addition, Mr. Krebs received a grant of 80,610 restricted shares in January 2014, which represented 60,000 restricted stock awards plus 20,610 shares in other stock-based awards. For simplicity, the 20,610 share awards in the form of other stock-based awards are referred to herein as restricted stock since they are subject to identical terms and conditions. If approved by our stockholders, the 2015 LTIP will increase the annual share limits for awards (including shares subject to awards that have been granted, but not yet paid, under the 2003 LTIP).

For grants made in 2014, the long-term incentive grant values as a percentage of base salary for our NEOs were as follows:

	2014 LTIP Grant		2014 Market Range
Named Executive Officer	% of Salary	$ Amount	50th Percentile	75th Percentile
Mitchell J. Krebs	300%	$1,950,000	254%	325%
Peter C. Mitchell	225%	$900,000	145%	191%
Frank L. Hanagarne, Jr.	225%	$866,250	120%	204%
Casey M. Nault	190%	$617,500	163%	200%
Keagan J. Kerr	190%	$522,500	85%	135%

Mr. Krebs and Mr. Nault have long-term incentive opportunities consistent within our target range of the 50th to 75th percentile. Messrs. Mitchell, Hanagarne and Kerr received grants above the 75th percentile. For these executives, the Compensation Committee believes that it is important to provide equity incentives that are comparable to internal peer positions, in light of their strategic roles at Coeur. This positioning is consistent with our pay-for-performance philosophy, however, as base salaries for Messrs. Hanagarne and Kerr are below the 50th percentile of the market range.

Restricted Stock (and Other Stock-Based Awards).    The number of shares granted is determined by dividing the total restricted stock grant value by the closing market price per share of our common stock on the New York Stock Exchange on the date the Compensation Committee approves the awards, which is generally the grant date (or the previous trading day if the grant date is not a trading day). Restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements provide retention value and therefore also continuity in our senior leadership team. Restricted stock also provides value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of silver and gold). Holders of restricted stock may, if the Compensation Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. Restricted stock grants generally vest ratably over three years.

2014 Performance Share Grants.    In 2014, performance shares represented 60% of the target long-term equity incentive award value granted to NEOs. The target number of performance shares granted is determined by dividing the performance share grant value by the closing market price per share of our common stock on the New York Stock Exchange on the date the Compensation Committee approves the awards, which is generally the grant date (or the previous trading day if the grant date is not a trading day). The grant date fair value of the performance shares, used for accounting purposes and reported in the 2014 Summary Compensation Table, may differ from the target long-term incentive award value for market-based performance shares. Awards are generally settled in stock.

TSR-Based Performance Shares.    50% of the performance share component (or 30% of the total 2014 long-term incentive award value) may be earned based on our annualized TSR performance over a three-year period relative to our precious metals and mining peer group. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. Annualized TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2013 and December 31, 2016 for the 2014 — 2016 grant). This measure is intended to focus our executives on creating long-term stockholder value, while further aligning executives’ interests with those of stockholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of stockholders by rewarding the creation of stockholder value in excess of what our stockholders could realize by investing in other companies in our industry. For the 2014 — 2016 performance period, the relative TSR performance scale and the corresponding number of shares that can be earned as a percentage of target were set by the Compensation Committee as follows (unchanged from prior performance periods):

Performance Level	TSR Percentile Rank (vs. Peer Group)	Number of Shares Earned (% of Target)
Maximum	75th percentile	200% of target
Target	50th percentile	100% of target
Minimum	25th percentile	25% of target

Performance shares are not awarded if our performance is below minimum. Additionally, for the 2014 and 2015 grants, the maximum TSR performance share payout will be capped at 100% of target levels if TSR is negative over the three-year performance period. The number of performance shares earned is interpolated for relative TSR performance between minimum and maximum levels. Equity compensation is a component of total executive compensation intended to compensate executives for maintaining Coeur’s performance in line with its peers. Therefore, 100% of shares are earned if our performance is level with the median level of our peer group, and shares in excess of the target are earned if we outperform the 50th percentile of our peer group.

Internal Metric-Based Performance Shares.    The remaining 50% of the 2014 performance share opportunity may be earned based on achievement of internal objective metrics that drive creation of long-term stockholder value. For 2014, two critical metrics were used, each comprising 25% of the total performance share opportunity (or 15% of the total 2014 long-term incentive award value): (1) three-year growth in reserves and measured and indicated resources per share and (2) three-year improvement in operating cash flow per share. Operating cash flow per share is not adjusted for changes in silver and gold prices, aligning executives with stockholders over a longer-term period when executives are expected to adjust strategy according to changes in metal prices. This contrasts with operating cash flow under the Annual Incentive Plan, which is adjusted for actual realized prices, due to its much shorter performance period and related difficulty in adjusting strategy according to prices. Growth in reserves and resources is critical to ensure that we replace ounces mined each year and grow resources to create longer mine lives, which we believe will drive stockholder value. Operating cash flow is critical to focus management on internal growth, cost control, and accretive external growth opportunities, which subsequently should tie directly to creation of stockholder value. For both metrics, performance is measured on a per share basis to account for dilution, and the plan will pay at target for meeting expectations, maximum for exceeding expectations by 15% or more, and at threshold for performance at 85% of target.

Payouts for 2012-2014 Performance Shares.    The 2012 performance share award opportunity covering the 2012-2014 performance period was based solely on relative TSR performance. The table below sets forth the minimum, target and maximum TSR performance levels for the 2012-2014 performance period, corresponding respectively to the 25th, 50th and 75th percentile TSR performance of the peer group, and our TSR performance. Precious metals and mining companies, including Coeur, saw significant negative returns during this performance period. Due to our performance below the 25th percentile, despite initiatives that began to take hold in 2014 to improve the business (as evidenced by 2014 AIP performance), there was no payout for any NEO under the 2012-2014 performance share grants, which further demonstrates the alignment of pay and performance under our executive compensation program:

Performance Level	2012-2014 Actual TSR (Annualized)	Number of Shares Earned (% of Target)
Maximum (75th percentile)	-24%	200%
Target (50th percentile)	-27%	100%
Minimum (25th percentile)	-33%	25%
Coeur Mining, Inc.	-44%	0%

Timing of Long-Term Incentive Awards.    The Compensation Committee typically makes annual long-term incentive grants to our executives at its January meeting. The Compensation Committee does not coordinate the timing of equity awards with the release of material, non-public information.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to our executives is to attract and retain talent to lead the Company. The Compensation Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2014 Summary Compensation Table set forth in this proxy statement.

We provide limited perquisites. In 2014, we provided a car allowance to our CEO and comprehensive physical exams to all executives for the primary purpose of identifying any executive health-related risks to executive retention and continuity.

Termination of Employment/Severance and Change-in-Control Arrangements

Each NEO is covered by an arrangement to provide certain benefits payable in the event of qualifying terminations of employment in connection with a change-in-control. The Compensation Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in-control that is not provided by our other compensation programs. The Compensation Committee believes change-in-control benefits, if structured appropriately, minimize the distraction caused by a potential change-in-control transaction and reduce the risk of key executives resigning from Coeur before a change-in-control transaction closes. The Compensation Committee also believes that these provisions motivate executives to make decisions in the best interests of stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The Compensation Committee believes that all of these objectives serve the stockholders’ interests.

The arrangements provide that in the event the payment provided would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of Coeur and the executives to the parachute payment rules.

Executive Severance Policy.    We originally adopted the policy to move toward a uniform program and reduce the number of individual employment and change-in-control agreements with executive officers. All executives are covered by this policy, other than Mr. Krebs, whose severance and change-in-control benefits are covered in an employment agreement.

Double-Trigger Change-in-Control Vesting Acceleration under LTIP.    Our equity awards provide for “double-trigger” accelerated vesting of equity awards in connection with a change-in-control, which requires a qualifying termination of employment in addition to a change in control.

Other Compensation Arrangements and Policies

The Compensation Committee has established additional policies to ensure the overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.

CEO Supplemental Incentive Opportunity.    On July 30, 2014, the Board, on the recommendation of the Compensation Committee, approved and granted to our CEO, a supplemental incentive compensation opportunity pursuant to a supplemental incentive agreement (the “Supplemental Incentive Agreement”). The Supplemental Incentive Agreement provides Mr. Krebs the opportunity to earn up to $3.75 million in supplemental incentive compensation primarily for achievement of two multi-year strategic performance components and outperforming peers in relative TSR. Subject to certain exceptions, payouts are subject to Mr. Krebs’s continued employment with Coeur. The Board awarded Mr. Krebs the supplemental incentive opportunity for retention purposes and to drive performance against critical long-term strategic objectives; specifically, operating cost reductions, timely expansion of our Rochester mine and outperforming peers on a relative TSR basis.

The Board views it as critical to retain Mr. Krebs through the duration of our multi-year strategic plan to transform the Company to being a higher margin, lower cost, higher free cash flow precious metals mining company. This transformation has been underway since shortly after Mr. Krebs became CEO in 2011. We are now beginning to see the impact of these strategic decisions on our operating results. For example, we met or exceeded the guidance we provided stockholders at the beginning of 2014 across all metrics, we successfully reduced costs by $93 million in 2014, we successfully identified higher grade silver and gold deposits through our exploration activities at three of our four existing operations, and we acquired new assets that will further boost our cash flow and reduce our costs. However, the mine life for operations like the ones we operate are typically a decade or longer. As a result, it takes years for a precious metals mining company like Coeur Mining to fully realize the effects of these initiatives. By 2017, we expect to see a dramatic improvement in our company driven by higher grades and lower costs, as illustrated in the chart on page 42.

In recent years, including 2014, our mines have consisted of relatively lower grade material and higher unit costs than many of our peers. This means the current weak gold and silver price environment has a more pronounced negative effect on our cash flow and profitability than many of our peers, which we believe is the primary reason our stock underperformed relative to peers in 2014. This underscores the importance of maintaining continuity of CEO leadership and seeing through the multi-year strategy to transform the Company to higher grades, lower unit costs, and higher margins and free cash flow.

As more fully discussed on pages 44, our pay-for-performance philosophy and allocation of a majority of CEO compensation to equity incentive awards also means that Mr. Krebs’s realizable pay has materially declined due to performance shares not being earned and the erosion of value of other prior equity awards due mostly to lower precious metals prices every year since 2011. Mr. Krebs is a relatively young and well-educated chief executive who is highly marketable both in our headquarters location of Chicago and elsewhere. Given the erosion in value of unvested prior equity awards, the Board viewed it as critical to provide Mr. Krebs with multi-year incentives meaningful enough to keep him from pursuing other opportunities. In addition, since Mr. Krebs has largely reconstituted the entire executive team, we believe his departure likely would lead to the departures of other executives critical to the achievement of our long-term strategy.

While retention was the primary objective, consistent with our pay-for-performance philosophy the Board also viewed it as critical that the supplemental incentive opportunity be tied to the achievement of significant performance goals directly aligned with our strategy and creating long-term stockholder value. The Board selected unit cost reductions, timely successful permitting and construction commencement for the planned expansion at our Rochester mine, and relative TSR performance as the three components of the incentive award because they directly align with our strategy and compensation philosophy. More specifically:

1)	Cost reductions will be measured by declines in all-in sustaining costs (AISC) per silver equivalent ounce sold. AISC is designed to capture all operating and non-operating costs necessary to run our business. Measuring AISC on a per ounce basis also incorporates any improvements in the grade of silver and gold mined at our operations due to exploration success or from better mine planning in addition to lower mining costs per ton of ore that are generated by operating more efficiently and/or from actual realized savings. A 5% reduction in AISC per silver equivalent ounce sold for 2015 compared to 2013 is required for a full $1 million payout under this measure. We believe a reduction of this magnitude would be highly significant and difficult to achieve. For example, a 5% reduction in AISC per silver equivalent ounce sold in 2014 would have resulted in approximately $32 million of cost savings.

2)	The timely and successful permitting and construction commencement of the expansion of our Rochester mine is another critical strategic objective, which requires strong CEO leadership in a number of areas including government and community relations, stewardship of a critical project through a complex permitting process and disciplined allocation of capital in what would be the Company’s single largest capital project in the last five years. According to our current mine plans, Rochester’s existing leach pads will be full and unable to accommodate additional ore from ongoing mining activities by late 2017, so new leach pad space must be permitted and constructed in order to process the hundreds of millions of tons of additional ore in reserves and achieve the planned long mine life of this cornerstone asset. A full $2 million payout under this component requires successful permitting, Coeur Board approval of a project plan and capital, and commencement of site preparation for construction by December 31, 2016. A 50% payout, or $1 million, is possible if permits are obtained by December 31, 2016 but physical site preparation for construction has not commenced for any reason, including due to poor project economics based on low silver and gold prices.

3)	Relative TSR performance was selected as a modifier to the first two components. This component will be payable only if components (1) and/or (2) are payable, and then only if we outperform the median of our TSR peer group on a relative TSR basis. The maximum incremental payout under this component is $750,000.

In short, we believe we have a sound strategy being successfully executed under the leadership of Mr. Krebs as CEO, and the Board views it as critical to retain Mr. Krebs through the process of transforming the Company.

Consistent with our pay-for-performance philosophy, the incentive opportunity is performance-based and no payouts will be earned unless we achieve important strategic objectives directly tied to the creation of long-term stockholder value.

You can find more information about the Supplemental Incentive Agreement and a copy of the Supplemental Incentive Agreement on our Form 8-K filed August 1, 2014.

Stock Ownership Guidelines.    We have adopted minimum stock ownership guidelines for our executive officers and non-employee directors. In December 2014, the Compensation Committee approved increases to the required levels of stock ownership required to further align executives and directors with stockholders, as shown in the table below:

Position	Stock Ownership Guideline
CEO	6x base salary
CFO/COO	4x base salary
Other Section 16 Executive Officers	2x base salary
Non-Employee Directors	5x base annual director cash retainer

Unvested shares of time-vesting restricted stock count toward satisfying the guideline, but unexercised stock options and unvested performance shares do not. The Compensation Committee has determined that each director and executive officer is making satisfactory progress toward the applicable level of stock ownership since the approval of new guidelines in December 2014.

Insider Trading Policy.    Our insider trading policy prohibits insiders from engaging in hedging or other transactions with derivative securities tied to Coeur’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans. The policy also prohibits directors and executive officers from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan.

Clawback Policy.    In December 2012, the Board adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if the Board determines that there has been a restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive payments that were made to executive officers, and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement, if the payments or vesting would have been lower had they been calculated based on the restated results, and if the relevant executive officers are found personally responsible for the restatement, as determined by the Board.

Limitations on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to its chief executive officer and its next three most highly compensated officers (not including its chief financial officer) to $1 million, per executive, per year. However, there are exceptions for payments that are performance based and meet certain requirements under Section 162(m). The Compensation Committee has designed the stock options and performance shares granted to our NEOs under the 2003 LTIP and to be granted under the 2015 LTIP (subject to stockholder approval of the 2015 LTIP) with the intent to qualify under Section 162(m) as performance-based compensation. The Compensation Committee also designed the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals with the intent to qualify under Section 162(m). The application of Section 162(m) is complex, however, and may change with time (with potentially retroactive effect) and thus the deductibility of any single element of compensation cannot be guaranteed. Base salary and grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. In addition, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation. The Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and we may enter into compensation arrangements under which payments are not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement.

Compensation Committee of the Board of Directors JOHN H. ROBINSON, Chairman KEVIN S. CRUTCHFIELD SEBASTIAN EDWARDS ROBERT E. MELLOR

2014 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to all persons serving as our CEO, CFO, and the other three most highly compensated executive officers during 2014 (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2012, 2013 and 2014 (except Mr. Nault and Mr. Kerr who first became NEOs with respect to 2013 compensation and Mr. Mitchell, who joined Coeur in 2013).

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
Mitchell J. Krebs	2014	650,000	0	2,110,958	0	880,100		86,823	3,727,881
President, Chief Executive	2013	600,000	0	1,625,534	450,264	568,800		358,275	3,602,873
Officer & Director	2012	525,000	0	1,000,556	399,855	232,260		64,001	2,221,672
Peter C. Mitchell	2014	400,000	0	974,299	0	384,300		30,024	1,788,623
Senior Vice President &	2013	233,333	0	628,441	128,153	148,257		265,654	1,403,838
Chief Financial Officer
Frank L. Hanagarne, Jr.	2014	385,000	0	937,761	0	387,214		86,856	1,796,831
Senior Vice President &	2013	345,000	0	629,918	191,363	240,768		77,888	1,484,937
Chief Operating Officer	2012	310,000	0	435,620	174,105	105,090		184,691	1,209,506
Casey M. Nault	2014	325,000	0	668,471	0	213,038		59,301	1,265,810
Senior Vice President,	2013	290,000	57,000	730,860	135,447	151,025		216,085	1,580,417
General Counsel and
Secretary
Keagan J. Kerr	2014	275,000	0	565,619	0	176,138		51,509	1,068,266
Senior Vice President,	2013	255,000	50,000	641,104	118,817	133,227		191,332	1,389,480
Corporate Affairs and Human Resources

Explanatory Notes:

(a)	2013 amounts represent one-time incentive payments related to the relocation of our headquarters during 2013, which are subject to a two-year clawback for voluntary terminations of employment.

(b)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted in 2014. The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

	Restricted share award(1) ($)	Performance share award(2) ($)
Mr. Krebs	779,990	1,330,968
Mr. Mitchell	359,999	614,300
Mr. Hanagarne	346,499	591,262
Mr. Nault	246,997	421,474
Mr. Kerr	208,989	356,630

(1)	As explained in the narrative of this proxy statement, the restricted share awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award.

(2)

The performance share awards cliff-vest based on the attainment of performance goals over a three-year period. The actual value to the NEO of the performance share portions of the grant depends on meeting certain performance criteria over the three-year period as explained in the “Compensation Discussion and Analysis”. The grant date fair value of the 2014 performance shares is shown in the above table, while the value of these 2014 grants at the time of grant assuming the maximum level of performance was achieved is as follows: for Mr. Krebs $2,661,938; for Mr. Nault $842,948; for Mr. Mitchell $1,228,598; for Mr. Hanagarne $1,182,522; and for Mr. Kerr $713,260.

(c)	The aggregate grant date fair value of the option awards, as calculated in accordance with FASB ASC 718, for the years shown. The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of award.

(d)	Participants in our Deferred Compensation Plan do not received preferential or above-market plan earnings.

(e)	All other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs received vehicle allowances of $12,170 during the year. Mr. Hanagarne received $14,950 in housing benefits during the year. Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Kerr received excess group term life insurance valued at $1,290, $3,870, $4,233, $615 and $522 for the year, respectively. Mr. Krebs, Mr. Nault and Mr. Kerr received disability insurance coverage whose premiums were $11,239, $752 and $892 during the year, respectively. Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Kerr received transit benefits valued at $2,205, $2,205, $770, $1,605 and $2,205 for the year, respectively. The figures also include contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”). All U.S. employees are eligible to participate in the Retirement Plan which allows each employee to contribute up to 75% of compensation, subject to a maximum contribution of $17,500 and an additional $5,500 catch-up if age 50 or over. The Company contributes an amount equal to 100% of the first 4% of an employee’s compensation contributed by the employee. For 2014, each NEO received a company matching contribution to the Employee Savings Plan of $10,400. In addition, the amount of our discretionary employer contribution is determined annually by the Board and may not exceed 15% of the participants’ aggregate compensation. For the year 2014, the contribution was 4% of the first $255,000 of 2013 employee compensation. For 2014, Mr. Krebs, Mr. Hanagarne, Mr. Nault and Mr. Kerr each received a contribution of $10,200 into the Retirement Plan. Mr. Mitchell received a contribution of $9,333. Discretionary employer contributions under the Retirement Plan are fully vested after four years of employment and the Company’s match contribution vests immediately. Retirement benefits under the Retirement Plan and the Employee Savings Plan are based on a participant’s investment fund account balances upon retirement. For 2014, for Messrs. Krebs, Hanagarne, Nault and Kerr, an additional contribution was made by the company into the Deferred Compensation Plan based on 5% of their 2013 compensation in excess of the above-referenced 2013 Retirement Plan limit in the amount of $33,145, $10,887, $6,236 and $3,081 respectively. Mr. Hanagarne, Nault and Kerr received relocation benefits related to the 2013 corporate office move to Chicago of $30,303, $25,277, and $19,709, respectively. In addition, each of Messrs. Krebs, Mitchell, Hanagarne, Nault and Kerr were reimbursed for an executive physical in the amount of $6,174, $4,216, $5,113, $4,216 and $4,500, respectively.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all plan awards that were made to the NEOs during 2014, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the 2014 Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (e)
	Grant Date		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)	Target (#)	Maximum (#)
Mitchell J. Krebs			365,625	650,000	1,300,000
	1/17/2014	(b)				13,152	52,607	105,214				745,968
	1/17/2014	(c)				13,152	52,608	105,216				585,000
	1/17/2014								70,143			779,990
			1,125,000		3,750,000
Peter C. Mitchell			168,750	300,000	600,000
	1/17/2014	(b)				6,070	24,281	48,562				344,306
	1/17/2014	(c)				6,070	24,280	48,560				269,994
	1/17/2014								32,374			359,999
Frank L. Hanagarne, Jr.			162,422	288,750	577,500
	1/17/2014	(b)				5,843	23,370	46,740				331,388
	1/17/2014	(c)				5,842	23,370	46,740				259,874
	1/17/2014								31,160			346,499
Casey M. Nault			91,406	162,500	325,000
	1/17/2014	(b)				4,165	16,659	33,318				236,226
	1/17/2014	(c)				4,165	16,659	33,318				185,248
	1/17/2014								22,212			246,997
Keagan J. Kerr			77,344	137,500	275,000
	1/17/2014	(b)				3,524	14,096	28,192				199,882
	1/17/2014	(c)				3,524	14,096	28,192				156,748
	1/17/2014								18,794			208,989

Explanatory Notes:

(a)	The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount).

(b)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by Coeur’s three-year total stockholder return compared to its precious metals mining peer group. Please refer to the discussion in “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Plan (‘LTIP’)”. Target and maximum levels for Mr. Krebs, and maximum levels for Messrs. Mitchell, Hanagarne and Nault, assume stockholder approval of the 2015 LTIP described in Proposal No. 3 (otherwise will be limited to individual award limits under 2003 LTIP).

(c)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by the achievement of specific operational goals over a three-year period. Please refer to the discussion in “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Plan (‘LTIP’)”. Target and maximum levels for Mr. Krebs, and maximum levels for Messrs. Mitchell, Hanagarne and Nault, assume stockholder approval of the 2015 LTIP described in Proposal No. 3 (otherwise will be limited to individual award limits under 2003 LTIP).

(d)	This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — Compensation Components — Long Term Incentive Plan (‘LTIP’)”.

(e)	Fair Value of stock and options granted on the award date.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF

PLAN-BASED AWARDS TABLE

Employment Agreements

Mitchell J. Krebs

On July 30, 2014, Coeur and Mitchell J. Krebs entered into an amended and restated employment agreement amending the terms of Mr. Krebs’s employment as President and Chief Executive Officer. Mr. Krebs’s amended employment agreement calls for a base salary subject to adjustment from time to time, plus annual incentive compensation. Mr. Krebs’s employment agreement includes change-in-control provisions, the terms of which are described under “Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangement with Mr. Krebs.” The amended employment agreement was entered into in order to make the severance provisions applicable to Mr. Krebs consistent with the Company’s executive severance policy and to provide that Mr. Krebs is entitled to severance upon any termination without Cause (as defined in the agreement), remove outdated provisions and reflect the change to Illinois governing law. The term of Mr. Krebs’s employment automatically renewed on June 30, 2014 and runs through June 30, 2015, at which time the term will automatically renew for an additional one-year period, ending June 30, 2016, unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement.

Peter C. Mitchell, Frank L. Hanagarne, Jr., Casey M. Nault, and Keagan J. Kerr

Messrs. Mitchell, Hanagarne, Nault and Kerr do not have employment agreements, and are instead covered by our Executive Severance Policy described under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.”

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

The following table sets forth information on outstanding option and stock awards held by the NEOs on December 31, 2014, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	2,843	0		$39.20	2/16/2015	87,515	447,202	157,332	803,967
	1,536	0		$51.40	2/20/2016
	2,051	0		$39.90	3/20/2017
	2,183	0		$48.50	1/10/2018
	10,275	0		$10.00	2/3/2019
	13,167	0		$15.40	3/2/2020
	11,496	0		$27.45	1/3/2021
	15,088	7,543		$27.66	1/31/2022
	10,163	20,324		$23.90	1/22/2023
Peter C. Mitchell	5,387	10,770		12.72	7/1/2023	49,672	253,824	69,012	352,651
Frank L. Hanagarne, Jr.	3,249	0		20.90	10/3/2021	38,592	197,205	69,040	352,794
	6,570	3,284		27.66	1/31/2022
	4,320	8,637		23.90	1/22/2023
Casey M. Nault	6,025	3,011		19.01	5/7/2022	48,767	249,199	50,396	257,524
	3,058	6,113		23.90	1/22/2023
Keagan J. Kerr	1,845	922		19.01	5/7/2022	40,994	209,479	39,890	203,838
	2,682	5,363		23.90	1/22/2023

Explanatory Notes:

(a)	Options that expire February 19, 2014 through October 3, 2021 were fully vested as of December 31, 2014; options that expire January 31, 2022 vest one-third annually beginning January 31, 2013; options that expire May 7, 2022 vest one-third annually beginning May 7, 2013; options that expire July 1, 2023 vest one-third annually beginning July 1, 2014.

(b)	As to the number of restricted stock granted and unvested as of December 31, 2014: For Mr. Krebs, a grant of 14,461 restricted shares vests one-third annually beginning on January 31, 2013, a grant of 18,828 restricted shares that vests one-third annually beginning January 22, 2014 and a grant of 70,143 restricted shares that vests one-third annually beginning January 17, 2015. For Mr. Mitchell, a grant of 25,948 restricted shares vests one-third annually beginning on July 1, 2014 and a grant of 32,374 restricted shares that vests one-third annually beginning January 17, 2015. For Mr. Hanagarne, a grant of 6,296 restricted shares vests one-third annually beginning on January 31, 2013, a grant of 8,002 restricted shares that vests one-third annually beginning January 22, 2014 and a grant of 31,160 restricted shares that vests one-third annually beginning January 17, 2015. For Mr. Nault, a grant of 5,750 restricted shares vests one-third annually beginning on May 7, 2013, a grant of 5,664 restricted shares that vests one-third annually beginning January 22, 2014, a grant of 20,863 restricted shares that cliff vests on May 21, 2016, and a grant of 22,212 restricted shares that vests one-third annually beginning January 17, 2015. For Mr. Kerr, a grant of 1,761 restricted shares that vests one-third annually beginning on May 7, 2013, a grant of 4,968 restricted shares that vests one-third annually beginning on January 22, 2014, a grant of 18,301 restricted shares that cliff vests on May 21, 2016, and a grant of 18,794 restricted shares that vests one-third annually beginning January 17, 2015.

(c)	The total number of performance shares and performance units which do not vest until the end of the three-year performance period, if at all. Performance shares and performance unit awards that were outstanding as of December 31, 2014 were granted January 31, 2012, May 7, 2012, January 22, 2013, July 1, 2013, January 17, 2014 and October 3, 2014.

(d)	The total fair market value at the end of the fiscal year based on the closing market price of Coeur’s common stock on the New York Stock Exchange on December 31, 2014 of $5.11.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and performance shares during 2014 for each of the NEOs on an aggregated basis. Only Mr. Krebs and Mr. Hanagarne received a performance share payout, which related to the 2011-2013 performance period pursuant to an award in early 2011. The other NEOs joined Coeur after the 2011 performance share award opportunities were granted.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs	—	—	29,181	321,596
Peter C. Mitchell	—	—	8,650	78,802
Frank L. Hanagarne, Jr.	—	—	8,731	69,046
Casey M. Nault	—	—	3,805	36,468
Keagan J. Kerr	—	—	2,243	23,024

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

We do not maintain a defined benefit pension program. Effective February 1, 2014, Coeur established the Coeur Mining, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) for highly compensated employees.

The Deferred Compensation Plan allows directors and eligible highly compensated employees the opportunity to defer, on a pre-tax basis, a portion of his or her director fees, base salary, and/or AIP award, as applicable, to a date in the future. Employees can defer 5%-75% of base salary and 5%-75% of AIP award amounts. Directors can defer 5%-75% of director fees. Coeur may also decide to make discretionary contributions to the account of a participant from time to time. Participants may designate investment funds in which deferred amounts are invested. The net gain or loss on the assets of any such investment funds is used to determine the amount of earnings or losses to be credited to the participant’s account. Each participant must elect the time and form of distribution of deferred amounts (together with any earnings or losses credited to such amounts). Subject to certain limitations in the Deferred Compensation Plan, participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in amounts deferred by the participant. Amounts contributed by Coeur to a participant’s account vest based upon a schedule or schedules determined by us and communicated to the participant.

Executive Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mitchell J. Krebs	—	33,145	1,273	—	34,418
Peter C. Mitchell	—	—	—	—	—
Frank L. Hanagarne, Jr.	—	10,887	124	—	11,011
Casey M. Nault	—	6,236	71	—	6,307
Keagan J. Kerr	12,604	3,081	70	—	15,755

Explanatory Notes:

(a)	The amount in this column represents fiscal year 2014 deferred salary, which is reported in the Salary column of the Summary Compensation Table.

(b)	The amount in this column is reported in footnote (d) to the All Other Compensation column of the Summary Compensation Table as follows: for 2014, for Messrs. Krebs, Hanagarne, Nault and Kerr, a contribution was made by Coeur into the Deferred Compensation Plan based on 5% of their 2013 compensation in excess of the 2013 Retirement Plan limit in the amount of $33,145, $10,887, $6,236 and $3,081, respectively.

(c)	The amount in this column is not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have change-in-control arrangements with each of the NEOs currently serving as executive officers that provide for certain benefits payable to the executives in the event of a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.

Each of the following constitutes a change in control under our change-in-control arrangements:

•

any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coeur representing 35% or more of the combined voting power of the then outstanding securities of Coeur;

•

during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

•	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of Coeur; or

•	we are combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.

The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax.

Change in Control Arrangement with Mr. Krebs.    If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by Coeur without cause or by Mr. Krebs for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to two times Mr. Krebs’s base salary, target annual incentive bonus and target long-term incentive bonus for the year in which the change in control occurs; and

•	continuation of health care benefits for Mr. Krebs and his dependents for up to two years following the change in control;

•	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table; and

•	accelerated vesting of payouts under the Supplementary Incentive Agreement.

Change in Control Arrangements with Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Kerr.    Mr. Mitchell, Mr. Hanagarne, Mr. Nault, and Mr. Kerr do not have individual employment agreements or change-in-control agreements but are covered under our Executive Severance Policy. Under that policy, if a change in control occurs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault, and Mr. Kerr would be entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to 1.5 times the executive’s base salary, target annual incentive bonus, and target annual LTIP award for the year in which the change in control occurs; and

•	continuation of health care benefits for the employee and his dependents for up to 18 months following the change in control.

•	Accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment following a change in control assuming the triggering event took place after the close of business on December 31, 2014 (i.e., the last business day of 2014) and the price per share of Coeur’s shares is the closing market price of $5.11 as of that date.

Name and Principal Position	Cash Severance Payments ($)(a)	Acceleration of Supplemental Incentive Award ($)(b)	Continuation of Medical/ Welfare Benefits (present value) ($)(c)	Accelerated Vesting of Equity Awards ($)(d)	Total Termination Benefits ($)
Mitchell J. Krebs, President, Chief Executive Officer and Director
• Not for cause — involuntary	3,250,000	3,750,000	16,119	0	7,016,119
• Death & Disability	0	0	0	1,251,168	1,251,168
• Not for cause — voluntary under age 65	0	0	0	0	0
• Change in Control, without termination	0	0	0	24,630	24,630
• Termination subsequent to a Change in Control(d)	1,220,440	3,750,000	33,162	828,597	5,832,199
Peter C. Mitchell, Senior Vice President and Chief Financial Officer
• Not for cause — involuntary	1,600,000	0	6,812	0	1,606,812
• Death & Disability	0	0	0	606,475	606,475
• Not for cause — voluntary under age 65	0	0	0	0	0
• Change of Control, without termination	0	0	0	0	0
• Termination subsequent to a Change in Control(d)	1,434,490	0	10,416	399,244	1,844,150
Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer
• Not for cause — involuntary	1,540,000	0	13,447	0	1,553,447
• Death & Disability	0	0	0	550,005	550,005
• Not for cause — voluntary under age 65	0	0	0	0	0
• Change in Control, without termination	0	0	0	10,721	10,721
• Termination subsequent to a Change in Control(d)	1,293,266	0	20,562	363,515	1,677,343
Casey M. Nault, Senior Vice President, General Counsel and Secretary
• Not for cause — involuntary	1,105,000	0	17,768	0	1,122,768
• Death & Disability	0	0	0	506,723	506,723
• Not for cause — voluntary under age 65	0	0	0	0	0
• Change in Control, without termination	0	0	0	9,791	9,791
• Termination subsequent to a Change of Control(d)	1,343,194	0	27,168	373,924	1,744,286
Keagan J. Kerr, Senior Vice President, Corporate Affairs and Human Resources
• Not for cause — involuntary	935,000	0	17,768	0	952,768
• Death & Disability	0	0	0	349,289	349,289
• Not for cause — voluntary under age 65	0	0	0	0	0
• Change in Control, without termination	0	0	0	3,000	3,000
• Termination subsequent to a Change in Control(d)	1,036,810	0	27,168	236,322	1,300,300

Explanatory Notes:

(a)	For termination not for cause and not considered a change in control, cash severance payments consist of base salary, annual incentive opportunity at target, and cash value of long-term incentive opportunity at target, for one year. In the case of a termination in connection with a change in control, cash severance payments for the CEO consist of a lump sum equivalent to two times the sum of base salary, target annual incentive opportunity and target long-term incentive opportunity; cash severance payments for Mr. Mitchell, Mr. Hanagarne, Mr. Nault, and Mr. Kerr consist of a lump sum equivalent to 1.5 times the sum of base salary, target annual incentive opportunity, and target long-term incentive opportunity.

(b)	Consists of the supplemental incentive opportunity provided to Mr. Krebs on July 30, 2014. The award will pay out based on actual performance. For purposes of this column, we have assumed payout at maximum performance.

(c)	In the event of a change in control and a subsequent qualifying termination of employment within two years following the change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 18 months, except in the case of Mr. Krebs where the benefits would be available for up to 24 months. This column represents the net present value of health plan benefits provided upon termination.

(d)	Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date and whose vesting was accelerated.

•

In the event of death or disability, all options, restricted stock grants, and performance share grants would vest 100%, with the performance shares vesting at target. The NEOs would have 12 months from the date of death or disability to exercise their options, except for non-qualified options granted January 31, 2012 which permit up to three years to exercise in the event of disability.

•	In the event of a change in control, all options and restricted stock awards granted prior to January 1, 2013 would vest 100%.

•

In the event of a qualifying termination of employment within 90 days prior to and up to two years following a change in control, the NEOs would have up to 12 months from termination to exercise their options, instead of the usual 3 months. For options granted after December 31, 2012, the NEOs would have up to two years instead of 12 months from the date of termination to exercise their options, compared to the usual 3 months. For grants made prior to January 1, 2013, the options, restricted stock, and performance shares all vest 100% on a qualifying termination of employment following a change in control, to the extent not previously vested as of the change in control, with performance shares vesting at the target level. For grants made subsequent to December 31, 2012, the options and restricted stock will vest 100% on a qualifying termination within 90 days prior to and up to two years after the change in control. For performance share grants made after December 31, 2012, the performance shares will vest pro-rata based on the actual performance achieved up to the date of the change in control, but only upon a qualifying termination within 90 days prior to and up to two years after the change in control. For purposes of the above disclosures, the pro-rata achievement of performance targets was estimated using the elapsed time in the performance period occurring prior to the hypothetical change in control, compared to the total length of the performance period.

(e)	The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the IRS. The amounts are shown net of a reduction of $3,298,389 for Mr. Krebs; $938,281 for Mr. Mitchell; $628,541 for Mr. Hanagarne; $556,636 for Mr. Nault; and $536,014 for Mr. Kerr.

For all of the NEOs, including the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of Coeur and of the executives to the parachute payment rules. None of the NEOs are provided with any excise tax gross up.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the companywide benefit plans, and the accelerated vesting of equity grants discussed above. None of the NEOs are eligible for retirement. Upon an eligible retirement, the NEOs are entitled to accelerated vesting of equity identical to that occurring in the event of death or disability, except that options are generally exercisable for only three months after retirement, except for non-qualified options granted January 31, 2012 and January 22, 2013, which permit up to three years to exercise after retirement.

DIRECTOR COMPENSATION

For 2014, outside directors received an annual retainer of $180,000, of which a minimum of $90,000 was intended to be paid in common stock. Each director may elect to receive common stock in lieu of cash for up to the entire annual retainer amount subject to plan requirements. The Board maintains share ownership guidelines for directors, calling for directors to hold the equivalent of five times their annual base cash retainer in common stock. Our independent Board Chairman receives an additional retainer of $150,000, paid in cash. An additional retainer for the Chairs of the Audit and Compensation Committees in 2014 was $15,000, and for the Chairs of the Nominating and Corporate Governance Committee and the Environmental, Health, Safety and Social Responsibility Committee was $10,000. Committee meeting fees were eliminated beginning in 2014. Mr. Krebs does not receive any compensation for his service as a director. Director fees are pro-rated for directors who serve for partial years.

The following table sets forth information regarding the compensation received by each of the Company’s outside directors during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Total ($)(c)(d)
Robert E. Mellor	312,080	67,920	0	380,000
Linda L. Adamany	132,330	67,920	0	200,250
Sebastian Edwards	112,080	67,920	0	180,000
John H. Robinson	133,830	67,920	0	201,750
Kevin S. Crutchfield	112,080	67,920	0	180,000
Randolph E. Gress	113,580	67,920	0	181,500
J. Kenneth Thompson	127,580	67,920	0	195,500

Explanatory Notes:

(a)	The aggregate dollar amount of all fees paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.

(b)	The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Audited Consolidated Financial Statements in Coeur’s Annual Report on Form 10-K for the year ended December 31, 2014. Stock is granted in full shares which may not equal exactly the stock portion of the retainer. In accordance with the 2003 LTIP, no more than 6,000 shares may be issued to any director annually, and as a result, the balance of the 2014 stock retainer was paid in cash.

(c)	Amounts listed in this table include compensation paid to directors in the first quarter of 2014 that were earned in the fourth quarter of 2013. Certain compensation earned by directors during the fourth quarter of 2014 was paid to such directors during the first quarter of 2015.

(d)	As of December 31, 2014, none of our outside directors held outstanding equity awards.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

RELATED PERSON TRANSACTIONS

Our Related Person Transactions Policy includes policies and procedures for the review, approval or ratification of related person transactions. As more fully explained in this policy, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts up to $120,000, must be approved or ratified by the Nominating and Corporate Governance Committee. The policies apply to all executive officers, directors and their immediate family members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of such forms furnished to us and written representations that no other reports were required, we believe that for 2014 all required reports were filed on a timely basis under Section 16(a).

“HOUSEHOLDING” OF PROXY MATERIALS

When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials (the “Notice”) to them. This process is commonly referred to as “householding”. We do not participate in householding, but some brokers may for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We promptly will deliver to a stockholder who received one copy of the Notice or proxy materials as the result of householding a separate copy upon the stockholder’s written or oral request directed to our investor relations department at (312) 489-5800, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains numerous forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to our gold and silver mining business, including statements regarding the pending acquisition of Paramount Gold and Silver Corp., development of the Guadalupe deposit at the Palmarejo mine, POA 10 approval and related expansion at Rochester, development of the Jualin deposit at the Kensington mine, reserve and mineralized material estimates, cash conservation, net debt levels, production levels, cash flow, costs, risk profile and reserve levels. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Actual results could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include (i) the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, (ii) the risk that regulatory and other approvals for the pending acquisition of Paramount Gold and Silver Corp. are not obtained on the proposed terms and on schedule and the risk that the transaction will not be consummated, (iii) the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) changes in the market prices of gold and silver and a sustained lower price environment, (v) the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability, (vi) any future labor disputes or work stoppages (involving Coeur or any third parties), (vii) the uncertainties inherent in the estimation of gold and silver reserves and mineralized materials, (viii) changes that could result from our future acquisition of new mining properties or businesses, (ix) reliance on third parties to operate certain mines where we own silver production and reserves, (x) the absence of control over mining operations in which we or any of our subsidiaries holds royalty or streaming interests and risks related to these mining operations (including results of mining and exploration activities, environmental, economic and political risks and changes in mine plans and project parameters); (xi) the loss of access to any third-party smelter to which we market silver and gold, (xii) the effects of environmental and other governmental regulations, (xiii) the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, and (xiv) our ability to raise additional financing necessary to conduct its business, make payments or refinance its debt. You should not put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2016 Annual Meeting must be received by our Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois, no later than the close of business on December 2, 2015 in order for them to be considered for inclusion in the Proxy Statement for the 2016 Annual Meeting of Stockholders. A stockholder desiring to submit a proposal, including a director nomination, to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, must deliver notice of such proposal, including the information specified in the Bylaws, to us no earlier than the close of business on January 13, 2016 and no later than the close of business on February 12, 2016. If the 2016 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2015 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made. Failure to comply with these advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

This proxy statement is accompanied by our 2014 Annual Report to Stockholders, which includes financial statements for the year ended December 31, 2014. The Annual Report is not to be regarded as part of the proxy solicitation materials.

Any stockholder who would like a copy of our 2014 Annual Report on Form 10-K, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois. Our copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from our website, www.coeur.com, by clicking on “Investors.”

By order of the Board of Directors,

CASEY M. NAULT
Senior Vice President, General Counsel and Secretary

Chicago, Illinois

March 31, 2015

Appendix A

Amendment to Certificate of Incorporation

Proposed Amendment Increasing the Number of Shares of Authorized Common Stock

We propose to implement this increase through amendments to Section 4.1 of Article IV of our Certificate of Incorporation as follows:

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is ~~160,000,000~~ 310,000,000 shares, of which ~~150,000,000~~ 300,000,000 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be designated as Preferred Stock, par value $1.00 per share (the “Preferred Stock”). ~~Upon the effectiveness of the filing of the Certificate of Conversion of the Idaho Corporation to the Corporation and this Certificate of Incorporation (the “Effective Time”), each share of common stock in the Idaho Corporation issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the former holders of such shares of the Idaho Corporation common stock.~~

Including the 10,000,000 authorized shares designated as preferred stock, which will remain unchanged, this amendment would increase the total authorized shares of Coeur’s stock from 160,000,000 to 310,000,000 shares

A-1

Appendix B

COEUR MINING, INC.

2015 LONG-TERM INCENTIVE PLAN

(an Amendment and Restatement of the 2003 Long-Term Incentive Plan,

effective as of May 12, 2015)

1.	Purpose

The purpose of the Coeur Mining, Inc. 2015 Long-Term Incentive Plan (the “Plan”) is to promote and closely align the interests of employees and non-employee directors of Coeur Mining, Inc. (the “Company”) and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock, and Performance Shares, any of which may be performance-based, and for Incentive Opportunities, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, Restricted Stock, Performance Share or Incentive Opportunity granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.

(d)	“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices, memoranda or similar instruments as approved by the Committee and designated as such.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.

(g)

“Cause” means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) fraud, misrepresentation, theft, or embezzlement; (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company; (iii) willful and continued failure by the Participant substantially to perform his or her duties with the Company or its subsidiaries (other than failure resulting from the Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the senior human resources officer, the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the Participant has not substantially performed his or her duties, or (iv) material breach of the Company’s policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics. A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(h)	“Change in Control” means the occurrence of any one of the following:

(1)	any organization, group or Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company; or

(2)	during any two (2) year period, a majority of the members of the Board serving at the date of the most recent approval of this Plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board; or

(3)	the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred; provided, however, that no such determination shall be made if such transaction results in at least 50% of the assets or voting securities of the Company being Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Company prior to such transaction in substantially the same proportions as their Beneficial Ownership prior to such transaction.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(j)	“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(k)	“Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(l)	“Company” means Coeur Mining, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(m)	“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(n)	“Effective Date” means the date on which the Plan was most recently approved by stockholders, as defined pursuant to Section 4 of the Plan.

(o)	“Eligible Person” means any employee or non-employee director of the Company, its Subsidiaries and/or, to the extent permissible under Form S-8, any of its Affiliates; provided however that Incentive Stock Options may only be granted to employees. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful.

(p)	“Fair Market Value” means as of any date, unless otherwise determined by the Committee for purposes of an Award and specified in the applicable Award Agreement, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(q)	“Incentive Opportunity” means an Award granted under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period as specified in the Award Agreement.

(r)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t)	“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(u)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(v)	“Performance Share” means an Award of Restricted Stock or Restricted Stock Units that are subject during specified periods of time to such performance conditions and terms as the Committee deems appropriate.

(w)	“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(x)	“Plan” means the Coeur Mining, Inc. 2015 Long-Term Incentive Plan (an amendment and restatement of the 2003 Long-Term Incentive Plan) as set forth herein and as amended from time to time.

(y)	“Prior Plan” means the Coeur d’Alene Mines Corporation 2005 Non-employee Directors’ Equity Incentive Plan.

(z)	“Restricted Stock” means an award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa)	“Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(bb)	“Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(cc)	“Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(dd)	“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ee)	“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ff)	“Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

3.	Eligibility

Any Eligible Person is eligible to receive an Award.

4.	Effective Date and Termination of Plan

This Plan was originally effective May 20, 2003. This amended and restated version of the Plan was adopted by the Board as of March 2, 2015, and shall become effective upon approval by the Company’s stockholders at the Company’s 2015 Annual Meeting of Stockholders on May 12, 2015 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards

(a)	Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan pursuant to Awards granted after December 31, 2014 shall be equal to 8,431,419, plus any shares of Common Stock subject to outstanding awards under the Plan or the Prior Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock). Any shares of Common Stock issued pursuant to Options or Stock Appreciation Rights under this Plan shall be counted against this limit on a one-for-one basis and any shares of Common Stock issued pursuant to Awards under this Plan other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 shares for every one share issued pursuant to such Award. The aggregate number of shares of Common Stock available for issuance under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)

Issuance of Shares.    For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission for Awards not involving shares, shall be available again for grant under the Plan. Notwithstanding the foregoing, shares of Common Stock subject to an Award may not again be made available for issuance under the Plan (and shall not be added to the Plan in respect of awards under the Prior Plan) if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right (or stock appreciation right under the Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right under the Prior Plan), (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option (or option under the Prior Plan), (iii) shares delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right (or option or stock appreciation right under the Prior Plan), or (iv) shares repurchased on the open market with the proceeds of an Option (or option under the Prior Plan) exercise. Any shares of Common Stock that again become available for grant pursuant to this Section 5(b) shall be added back as one share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as 1.5 shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan.

(c)	Tax Code Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan (or previously granted under this Plan) during any calendar year to any one Participant shall not exceed 1,250,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The maximum cash amount payable pursuant to an Incentive Opportunity granted in any calendar year to any one Participant under this Plan shall not exceed $10,000,000. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after the Effective Date shall not exceed 8,431,419, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(d)	Director Awards. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one non-employee director shall not exceed that number of shares having a Fair Market Value on the date of grant equal to $300,000; provided, however, that the aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to a non-employee director that is designated as Chairman of the Board or Lead Director shall not exceed that number of shares having a Fair Market Value on the date of grant equal to $600,000, and the foregoing limits shall not count any tandem SARs (as defined in Section 9).

(e)	Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.	Administration of the Plan

(a)	Administrator of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would (i) cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act, (ii) cause an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code not to qualify for such treatment, or (iii) violate any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan, except to the extent that such subcommittee would fail to satisfy any applicable section or regulation under the Act or Code or any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b)	Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(1)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(2)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(3)	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(4)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(5)	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(6)	to determine the extent to which adjustments are required pursuant to Section 15;

(7)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(8)	to approve corrections in the documentation or administration of any Award; and

(9)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1 (b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c)	Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties, to the fullest extent permissible under the Company’s governing documents and applicable laws.

(d)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7.	Plan Awards

(a)

Terms Set Forth in Award Agreement.    Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b)	Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8.	Options

(a)	Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b)	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c)	No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d)

Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company

(a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e)	No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights

(a)	General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the Stock Appreciation Right’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b)	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c)	No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock, Restricted Stock Units and Performance Shares

(a)	Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units (including Performance Shares) shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock, Restricted Stock Unit or Performance Share Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee and set forth in the applicable Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned shares of Restricted Stock or unearned Restricted Stock Units, in each case, that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on or in respect of such Awards shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned. For the avoidance of doubt, for purposes of dividends and distributions, Performance Shares shall be treated as Restricted Stock or Restricted Stock Units, as applicable.

(c)	Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by applicable laws, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares. Participants shall have no voting rights in respect of Restricted Stock Units or any shares of Common Stock subject to Restricted Stock Units until the Participant has become the holder of record of such shares. For the avoidance of doubt, for purposes of determining voting rights, Performance Shares shall be treated as Restricted Stock or Restricted Stock Units, as applicable.

11.	Incentive Opportunities

(a)	Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus pre-determined and approved criteria that shall determine the amount payable with respect to an Incentive Opportunity, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement, and which criteria may be based on performance conditions. The Committee may specify the percentage of the target Incentive Opportunity amount that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Opportunity that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Opportunity is granted.

(b)	Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Opportunity. Payment of the amount due under an Incentive Opportunity may be made in cash or in Common Stock, as determined by the Committee.

(c)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12 of this Plan, as applicable, the amount paid under an Incentive Opportunity on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

12.	Qualifying Performance-Based Compensation

(a)	General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

(b)	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) earnings per share (actual or targeted growth); (ii) economic valued added (EVA); (iii) net income after capital costs; (iv) net income (before or after taxes); (v) return measures (including return on average assets, return on capital, return on equity, or cash flow return measures); (vi) stock price (including growth measures and total stockholder return); (vii) expense targets; (viii) margins; (ix) production levels; (x) cost performance measures, including but not limited to cash and/or all-in sustaining costs of production, and/or costs applicable to sales (in each case on a per ounce, per ton, aggregate or other basis); (xi) earnings before interest, tax, depreciation, and amortization; (xii) capital budget targets; (xiii) budget target measures; (xiv) earnings before interest and taxes (EBIT); (xv) revenue; (xvi) cash flow (including operating cash flow); (xvii) reserve replacement; (xviii) resource levels, including but not limited to growth in reserves and resources either on an aggregate or per share basis; (xix) statistical health, safety and/or environmental performance; (xx) growth in gross investments (GGI); and (xxi) net asset value (or growth therein). Qualifying Performance Criteria may differ for Awards granted to any one Participant or to different Participants. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with GAAP or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c)

Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d)	Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13.	Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Restricted Stock Units, or in payment or satisfaction of an Incentive Opportunity. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15.	Adjustment of and Changes in the Stock

(a)	The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b)	In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c)	Unless prohibited by applicable law or unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, the following shall occur upon a Participant’s Termination of Employment without Cause within twenty-four (24) months following a Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable (and the Participant shall have until the earlier of twelve (12) months following such Termination of Employment and the expiration date of such Option or Stock Appreciation Right to exercise any such Option or Stock Appreciation Right), (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Opportunity, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through the Change in Control, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Opportunity, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through the Change in Control (as determined by the Committee in its sole discretion), and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d)	Notwithstanding anything in this Section 15 to the contrary, in the event of a Change in Control, the Committee may provide for the cancelation and cash settlement of all outstanding Awards upon such Change in Control.

(e)	The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(f)	Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee. Further, and notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Committee, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Committee provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 16, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

17.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c)	reprice outstanding Options or Stock Appreciation Rights as described in 8(b) and 9(b);

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Section 5(c); or

(g)	otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.	No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24.	Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

25.	No Liability of Committee Members

To the fullest extent permissible under the Company’s governing documents and applicable laws, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Appendix C

Certain Additional Information

Reconciliation of Non-U.S. GAAP All-in Sustaining Costs per Silver Equivalent Ounce

for Year Ended December 31, 2014

	Silver					Gold
(Dollars in thousands except per ounce amounts)	Palmarejo	San Bartolomé	Rochester	Endeavor	Total	Kensington	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$256,707	$109,082	$112,252	$8,514	$486,555	$148,961	$635,516
Amortization	69,431	19,423	20,790	4,308	113,952	43,619	157,571

Costs applicable to sales	$187,276	$89,659	$91,462	$4,206	$372,603	$105,342	$477,945
Silver equivalent ounces sold	12,161,719	6,275,769	6,309,912	586,242	25,333,642
Gold ounces sold						110,822

Costs applicable to sales per ounce	$15.40	$14.29	$14.49	$7.17	$14.71	$951
Inventory adjustments	(0.93)	(0.17)	(0.16)	—	(0.53)	(11)

Adjusted costs applicable to sales per ounce	14.47	14.12	14.33	7.17	14.18	940
Treatment and refining costs							4,943
Sustaining capital							61,199
General and administrative							40,845
Exploration							21,740
Reclamation							7,468
Project/pre-development costs							16,588

All-in sustaining costs							$630,728
Silver equivalent ounces sold							25,333,642
Kensington silver equivalent ounces sold							6,649,320

Consolidated silver equivalent ounces sold							31,982,962

All-in sustaining costs per silver equivalent ounce							$19.72

Inventory adjustments							$(0.45)

Adjusted all-in sustaining costs per silver equivalent ounce							$19.27

Additional information regarding Coeur’s 2017 Outlook

1.	Gold and silver equivalence assumes a silver to gold ratio of 60:1.

2.	2014 free cash flow based on actuals and $1,252/oz gold and $18.87/oz silver; 2017 free cash flow based on $1,225/oz gold and $17.50/oz silver. Free cash flow is defined as cash flow from operating activities less capital expenditures, acquisitions, and royalty payments.

3.	See non-GAAP reconciliation tables in the appendix to this presentation for 2014 all-in sustaining costs.

4.	Paramount Gold and Silver represents approximately 14% of expected 2017 production and approximately 19% of expected 2017 free cash flow.

Cautionary Statements regarding Coeur’s 2017 Outlook

In connection with Coeur’s regular planning process, Coeur’s management prepared certain unaudited financial projections, some portions of which are included in this presentation. These projections were prepared to give effect to the acquisition of Paramount Gold and Silver Corp. and the Wharf mine. These projections were not prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or GAAP, but, in the view of Coeur’s management, were prepared on a reasonable basis, reflect the best then-

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available estimates and judgments, and present, to the best of management’s knowledge and belief at the time, the expected course of action and the expected future financial performance of Coeur. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on these projections.

These projections have been prepared by, and are the responsibility of, Coeur’s management. Neither Coeur’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such projections.

The assumptions and estimates underlying these projections are inherently uncertain and, although considered reasonable by the management of Coeur as of the date of their preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in these projections, including, among others, risks and uncertainties relating to Coeur’s businesses (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described in the “Risk Factors” section of Coeur’s annual report on Form 10-K and its other periodic reports filed with the SEC.

Accordingly, there can be no assurance that these projections are indicative of the future performance of Coeur or that actual results will not differ materially from those presented. Inclusion of these projections in this presentation should not be regarded as a representation by any person that the results contained in these projections will be achieved. Coeur does not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Coeur does not intend to update or revise these projections to reflect changes in general economic or industry conditions.

Additional Information Regarding NPV Sensitivity Tables

The “NPV Sensitivity to 10% Higher Silver Price” and “NPV Sensitivity to 10% Higher Gold Price” tables on page 41 were prepared using data provided by BMO Capital Markets. Coeur has not verified the assumptions made or accuracy of the data used to create these tables. There can be no assurance that this information is indicative of the future performance of Coeur or others or that actual results or performance in response to changes in the price of gold or silver will be consistent with this information. Accordingly, you should not rely on this information. Coeur does not intend to update or otherwise revise this information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR
Proposals 2 – 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Linda L. Adamany	☐	☐	☐	02 - Kevin S. Crutchfield	☐	☐	☐	03 - Sebastian Edwards	☐	☐	☐

04 - Randolph E. Gress	☐	☐	☐	05 - Mitchell J. Krebs	☐	☐	☐	06 - Robert E. Mellor	☐	☐	☐

07 - John H. Robinson	☐	☐	☐	08 - J. Kenneth Thompson	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Authorization of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares;	☐	☐	☐	3. Approval of the adoption of the 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan;	☐	☐	☐

4. Advisory resolution to approve executive compensation;	☐	☐	☐	5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — Coeur Mining, Inc.

Annual Meeting of Stockholders – May 12, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mitchell J. Krebs or, in his absence, Casey M. Nault, as proxy with full power of substitution, and authorizes him to represent and vote, as provided on the other side, all the shares of Coeur Mining, Inc. Common Stock which the undersigned is entitled to vote, and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 104 South Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois, 60603 on Tuesday, May 12, 2015 at 9:30 a.m., Central Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1), FOR PROPOSALS (2) – (5), AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, dated and signed, on the other side)